EXECUTION COPY









                            FIVE-YEAR
                        CREDIT AGREEMENT

                              among

                     EASTMAN KODAK COMPANY,

                     THE BANKS NAMED HEREIN,

                   J.P. MORGAN SECURITIES INC.
                      as Syndication Agent

                               and

                         CITIBANK, N.A.
                    as Administrative Agent,

                         _______________

                    SALOMON SMITH BARNEY INC.

                               and

                   J.P. MORGAN SECURITIES INC.
              as Co-Advisors, Co-Lead Arrangers and
                         Co-Bookrunners


                    Dated as of July 13, 2001

                         $1,225,000,000

          CREDIT AGREEMENT, dated as of July 13, 2001 among EASTMAN KODAK COMPANY, a New Jersey corporation (the "Borrower", whether or not any Borrowing has taken place hereunder), the Banks (as hereinafter defined) J.P. MORGAN SECURITIES INC. ("JPMorgan"), as Syndication Agent (in such capacity, the "Syndication Agent"), and, CITIBANK, N.A. ("Citibank"), as Administrative Agent acting in the manner and to the extent described in Section 11 (in such capacity, the "Administrative Agent").

                      W I T N E S S E T H:

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein, which credit facilities have been arranged by the Co-
Lead Arrangers (as hereinafter defined);

          NOW, THEREFORE, IT IS AGREED:

          SECTION 1.     DEFINITIONS.

               (a) As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular:

          "Absolute Rate" shall mean an interest rate
(rounded to the nearest .0001) expressed as a decimal.

          "Absolute Rate Borrowing" shall mean a Competitive
Bid Borrowing with respect to which the Borrower has requested that the Banks offer to make Competitive Bid Loans at Absolute Rates.

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor administrative agent appointed in accordance with Section 11.9.

          "Administrative Agent Fee Letter" shall have the meaning provided in Section 2.3(g).

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person, directly or indirectly, controls the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agents" shall mean, collectively, the
Administration Agent and the Syndication Agent.

          "Agreement" shall mean this Credit Agreement as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

          "Applicable Commission Rate" shall mean, for any period the applicable rate computed as follows as of the last day of such period: (i) a rate per annum equal to 0.14% if on such date the Borrower's outstanding Long-Term Indebtedness is rated AA or higher by Standard & Poor's and Aa2 or higher by Moody's, (ii) a rate per annum equal to 0.135% if on such date clause (i) is inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated AA- or higher by Standard & Poor's and Aa3 or higher by Moody's, (iii) a rate per annum equal to 0.175% if on such date clauses (i) and
(ii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor's and A1 or higher by Moody's, (iv) a rate per annum equal to 0.215% if on such date clauses (i) through (iii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A by Standard & Poor's and A2 by Moody's, (v) a rate per annum equal to 0.225% if on such date clauses (i) through (iv) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A- by Standard & Poor's and A3 by Moody's, (vi) a rate per annum equal to 0.35% if on such date clauses (i) through (v) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard and Poor's and Baa1 or higher by Moody's, (vii) a rate per annum equal to 0.45% if on such date clauses (i) through (vi) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB or higher by Standard & Poor's and Baa2 or higher by Moody's, (viii) a rate per annum equal to 0.525% if on such date clauses (i) through (vii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB- or higher by Standard & Poor's and Baa3 or higher by Moody's, and (ix) a rate equal to 0.75% if on such date clauses (i) through (viii) are inapplicable and the Borrower's Long-Term Indebtedness is rated lower than BBB- by Standard & Poor's and lower than Baa3 by Moody's; provided that where there is a difference between the Standard & Poor's rating and the Moody's rating, the rating used herein will be the higher of the two ratings; provided further that all references to any rating agency shall be deemed to be deleted in the event that the Borrower's outstanding Long-Term Indebtedness is no longer rated by such agency, and clause (ix) shall be deemed to apply if such Long-Term Indebtedness is no longer rated by either agency.

          "Applicable Facility Fee Rate" shall mean, for any period the applicable rate computed as follows as of the last day of such period: (i) a rate per annum equal to 0.06% if on such date the Borrower's outstanding Long-Term Indebtedness is rated AA or higher by Standard & Poor's and Aa2 or higher by Moody's, (ii) a rate per annum equal to 0.065% if on such date clause (i) is inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated AA- or higher by Standard & Poor's and Aa3 or higher by Moody's, (iii) a rate per annum equal to 0.075% if on such date clauses (i) and
(ii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor's and A1 or higher by Moody's, (iv) a rate per annum equal to 0.085% if on such date clauses (i) through (iii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A by Standard & Poor's and A2 by Moody's, (v) a rate per annum equal to 0.10% if on such date clauses (i) through (iv) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A- by Standard & Poor's and A3 by Moody's, (vi) a rate per annum equal to 0.15% if on such date clauses (i) through (v) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard and Poor's and Baa1 or higher by Moody's, (vii) a rate per annum equal to 0.175% if on such date clauses (i) through (vi) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB or higher by Standard & Poor's and Baa2 or higher by Moody's, (viii) a rate per annum equal to 0.225% if on such date clauses (i) through (vii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB- or higher by Standard & Poor's and Baa3 or higher by Moody's, and (ix) a rate equal to 0.25% if on such date clauses (i) through (viii) are inapplicable and the Borrower's Long-Term Indebtedness is rated lower than BBB- by Standard & Poor's and lower than Baa3 by Moody's; provided that where there is a difference between the Standard & Poor's rating and the Moody's rating, the rating used herein will be the higher of the two ratings; provided further that all references to any rating agency shall be deemed to be deleted in the event that the Borrower's outstanding Long-Term Indebtedness is no longer rated by such agency, and clause (ix) shall be deemed to apply if such Long-Term Indebtedness is no longer rated by either agency.

          "Applicable Margin" shall mean, with respect to any Interest Period for each Eurodollar Loan, (i) 0.14% if on the date such Loan is made the Borrower's outstanding Long-Term Indebtedness is rated AA or higher by Standard & Poor's and Aa2 or higher by Moody's, (ii) 0.135% if on the date such Loan is made clause (i) is inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated AA- or higher by Standard & Poor's and Aa3 or higher by Moody's, (iii) 0.175% if on the date such Loan is made clauses (i) and (ii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor's and A1 or higher by Moody's, (iv) 0.215% if on the date such Loan is made clauses (i) through (iii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A by Standard & Poor's and A2 by Moody's, (v) 0.225% if on the date such Loan is made clauses (i) through (iv) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated A- by Standard & Poor's and A3 by Moody's, (vi) 0.35% if on such date clauses (i) through (v) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard and Poor's and Baa1 or higher by Moody's,(vii) 0.45% if on the date such Loan is made clauses (i) through (vi) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated
BBB or higher by Standard & Poor's and Baa2 or higher by Moody's, (viii) 0.525% if on such date clauses (i) through
(vii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB- or higher by Standard &
Poor's and Baa3 or higher by Moody's, and (ix) 0.75% if on the date such Loan is made clauses (i) through (viii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated lower than BBB- by Standard & Poor's and lower than Baa3 by Moody's; provided that where there is a difference between the Standard & Poor's rating and the Moody's rating, the rating used herein will be the higher of the two ratings; provided further that for purposes of this definition all references to any rating agency shall be deemed to be deleted in the event that the Borrower's outstanding Long-Term Indebtedness is no longer rated by such agency, and clause (ix) shall be deemed to apply if such Long-Term Indebtedness is no longer rated by either agency.

          "Assessment Rate" shall mean, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Banks.

          "Assignee" shall have the meaning provided in
Section 12.4(c).

          "Attributable Debt" shall mean, with respect to any arrangement subject to the provisions of Section 9.4, the lesser of (a) the fair value of the Principal Property that has been or is to be sold or transferred in connection with such arrangement, as determined by the Board of Directors of the Borrower, or (b) the present value (discounted at an annual rate of nine per cent (9%) compounded semi-annually) of the obligation of the lessee under such arrangement for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

          "Authorized Officer" shall mean the Chairman, a President, any Vice President, the Controller, the Secretary or the Treasurer of the Borrower, and such other persons designated by the Borrower in writing to the Administrative Agent and acceptable to the Administrative Agent.

          "Bank" shall mean the persons listed as such on
Schedule 1 hereto (including Purchasing Banks that become
Banks hereunder pursuant to Section 12.4).

          "Bankruptcy Code" shall mean Title 11 of the United
States Code entitled "Bankruptcy," as amended from time to time, and any successor statute or statutes.

          "Base CD Rate" shall mean the sum of (a) the Three-
Month Secondary CD Rate multiplied by the Statutory Reserve
Rate plus (b) the Assessment Rate.

          "Base Rate" shall mean, at any particular date, the higher of (i) the rate of interest publicly announced by the Administrative Agent from time to time as its prime rate, as in effect from time to time,(ii) the rate that is 1% in excess of the Base CD Rate and (iii) the rate that is less than of 1% in excess of the Federal Funds Rate. The reference rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administra-tion Agent may make commercial loans or other loans at rates of interest at, above or below the reference rate.

          "Base Rate Loans" shall mean Loans bearing interest at the rates provided in Section 2.8(a).

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the incurrence by the Borrower of (i) Revolving Loans consisting of one Type of Loan from one or more of the Banks on a given date (or resulting from conversions or continuations on a given date), having in the case of Eurodollar Loans the same Interest Period (except as otherwise provided in Section 2.11 or 2.12), (ii) Competitive Bid Loans or (iii) Swing Line Loans.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

          "Capitalized Lease" shall mean any lease of property, real, personal or mixed, the obligations under which are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

          "Capitalized Lease Obligations" shall mean all obligations of the Borrower and its Subsidiaries under or in respect of Capitalized Leases.

          "Category A Letter of Credit Outstandings" shall mean Letter of Credit Outstandings relating to Letters of Credit issued for the purpose described in clause (a) of the definition of "Letter of Credit."

          "Category B Letter of Credit Outstandings" shall mean Letter of Credit Outstandings relating to Letters of Credit issued for the purpose described in clause (b) of the definition of "Letter of Credit."

          "Change in Control" shall mean a change in control of the Borrower of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the Effective Date, pursuant to
Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Borrower, a Subsidiary of the Borrower, or any employee benefit plan(s) sponsored by the Borrower or any Subsidiary of the Borrower, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the combined voting power of the outstanding securities of the Borrower ordinarily having the right to vote at the election of directors, or (ii) individuals who constituted the Board on December 31, 2000 (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof; provided further that any person becoming a director subsequent to December 31, 2000 whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Borrower in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board.

          "Chase" shall mean The Chase Manhattan Bank.

          "Citibank" shall have the meaning provided in the first paragraph of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive
Bid Loans or Swingline Loans.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Co-Lead Arrangers" shall mean JPMorgan and Salomon
Smith Barney Inc.

          "Commitment" shall mean, at any time for any Bank, the amount set forth opposite such Bank's name on Schedule 1 hereto under the heading "Commitment," as such amount may be reduced or increased from time to time pursuant to the terms of this Agreement.

          "Competitive Bid Borrowing" shall mean a Borrowing of Competitive Bid Loans pursuant to Section 2.3.

          "Competitive Bid Loan" shall have the meaning set forth in Section 2.3.

          "Competitive Bid Note" shall have the meaning provided in Section 2.7(b).

          "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the.6 Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and restructuring charges), and (f) any other non-cash charges that will not at any time result in any cash payment, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of
(i) interest income, (ii) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and reversals of restructuring charges) and (iii) any other non-cash income that will not at any time result in any cash payment, all as determined on a consolidated basis.

          "Consolidated Interest Coverage Ratio" shall mean for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

          "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capitalized Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commission, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under hedging agreements in respect of such Indebtedness to the extent such net costs are allocable to such period in accordance with GAAP).

          "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded
(a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower and a Person in which the Borrower or a Subsidiary of the Borrower owns 50% of the equity) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower and any other Person in which the Borrower or a Subsidiary of the Borrower owns 50% of the equity, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary or other Person is not at the time permitted by the terms of any contractual obligation or any law applicable to such Subsidiary or other Person.

          "Consolidated Net Tangible Assets" shall mean, at any particular time, Consoli-dated Tangible Assets at such time after deducting therefrom all current liabilities, except for (i) notes and loans payable, (ii) current maturities of long-term debt and (iii) current maturities of the principal component of Capitalized Lease Obligations, all as set forth on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and computed in accordance with GAAP.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Consolidated Subsidiaries" shall mean all
Subsidiaries of the Borrower which are consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

          "Consolidated Tangible Assets" shall mean, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses
(to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and computed in accordance with GAAP.

          "Credit Exposure" shall have the meaning provided in Section 12.4(b).

          "Default" shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

          "Dollars" or "$" shall mean dollars of the United
States of America.

          "Domestic Subsidiary" shall mean any Subsidiary of the Borrower incorporated under the laws of the United States of America or any state thereof.

          "Effective Date" shall have the meaning provided in
Section 12.9.

          "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability for any Environmental Claim such Person has or may have retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.

          "Environmental Approvals" shall mean any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

          "Environmental Claim" shall mean, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufac-ture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Controlled Group" shall mean a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses
(whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.

          "ERISA Person" shall have the meaning set forth in
Section 3(9) of ERISA for the term "person."

          "ERISA Plan" shall mean (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit
Liabilities in excess of $1,000,000 and (ii) any Plan that is a Multiemployer Plan.

          "Eurodollar Loans" shall mean Revolving Loans bearing interest at the rates provided in Section 2.8(b).

          "Eurodollar Rate" shall mean, with respect to each Interest Period for a Eurodollar Loan or a Spread Borrowing based on the Eurodollar Rate, the rate determined by the Administrative Agent to be (i)(a) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period and (b) in the event that the rate referenced in the preceding clause (a) is not available at such time for any reason, the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, divided by (ii) a percentage equal to 1 minus the then average stated maximum rate (stated as a decimal) of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 10.

          "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended from time to time, and any successor statute or statutes.

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System as constituted from time to time.

          "Fee Letters" shall mean the Administrative Agent
Fee Letter and the Syndication Agent Fee Letter.

          "Final Maturity Date" shall mean the fifth anniversary of the Effective Date.

          "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

          "Governmental Authority" shall mean any nation or government, any state, provincial, local, municipal or other political subdivision thereof and any entity or instrumentality (of any nature whatsoever) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and includes, without limitation, any pension board.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or, to the extent it would appear as a liability in accordance with GAAP, for the deferred purchase price (or a portion thereof) of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capitalized Lease Obligations of such Person and all obligations of such Person under any other lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee,
(iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements, (vii) payment obligations under any facility for the sale or financing of receivables and (viii) any indebtedness of any other Person of the character referred to in clauses (i) through (vii) with respect to which such Person has become liable by way of any guarantee, similar contingent obligation or other arrangement which has the effect of assuring payment.

          "Indemnitee" shall have the meaning set forth in
Section 12.1(c).

          "Interest Period" shall have the meaning provided in Section 2.9.

          "Interest Rate Basis" shall mean the Eurodollar
Rate and/or such other basis for determining an interest rate as the Borrower and the Administrative Agent shall agree from time to time.

          "Issuing Banks" shall mean the Banks at any time listed as such on Schedule 3 hereto as such schedule may be modified from time to time with the consent of the Borrower, the Administrative Agent and the Syndication Agent.

          "Issuing Bank Commitment" shall mean, at any time for each Issuing Bank, the amount set forth opposite such Issuing Bank's name on Schedule 3 hereto.

          "JPMorgan" shall have the meaning provided in the first paragraph of this Agreement.

          "Lending Office" shall mean, for each Bank, the office specified opposite such Bank's name on the signature pages hereof with respect to each Type of Loan, or such other office as such Bank may designate in writing from time to time to the Borrower and the Administrative Agent with respect to such Type of Loan.

          "Letter of Credit" shall mean any standby letter of credit issued for the purpose of (a) supporting (i) workmen's compensation liabilities of the Borrower, (ii) the obligations of third party insurers of the Borrower arising by virtue of the laws of any jurisdiction requiring third party insurers to obtain such letters of credit, (iii) other obligations of the Borrower identified to and approved by the Administrative Agent with the consent of the Required Banks, and (b) bonding monetary judgments rendered against the Borrower by a court or courts pending appeal.

          "Letter of Credit Exposure" shall mean, with respect to each Bank, its Pro Rata Share of the aggregate
Letter of Credit Outstandings.

          "Letter of Credit Outstandings" shall mean, as at any date of determination, the sum of (i) the maximum aggregate amount which at such date is available to be drawn (assuming the conditions for drawing thereunder have been met) under all Letters of Credit issued pursuant to Section 3 for the account of the Borrower then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit which have been honored and not theretofore reimbursed.

          "Lien" shall mean any mortgage, pledge,
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

          "Loans" shall mean and include Revolving Loans, Competitive Bid Loans and Swing Line Loans.

          "Long-Term Indebtedness" shall mean long-term
Indebtedness that is not subordinated to any other
Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

          "Margin Stock" shall have the meaning provided such term in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect upon (i) the operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform, or of the Administrative Agent or any of the Banks to enforce, any of the Obligations, provided that for purposes of Section 7.6, the term "Material Adverse Effect" shall mean a material adverse effect upon the operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole which results in an inability of the Borrower to perform, or of the Administrative Agent or any of the Banks to enforce, any of the obligations, liabilities, or indebtedness of any nature of the Borrower from time to time owing to the Administrative Agent, the Issuing Banks or any Bank under or in connection with this Agreement or any Note. Wherever in this Agreement there is a reference to any situation which may or may not reasonably be expected to have a Material Adverse Effect, in the event that no determination with an affirmative or negative outcome is reasonably capable of being made with respect thereto, the Administrative Agent may, after consultation with the Borrower and the Banks concerning such situation, deem such situation to be one which may reasonably be expected to have a Material Adverse Effect.

          "Material Subsidiary" shall mean each Subsidiary of the Borrower which meets any of the following conditions: (a) the Borrower and its other Subsidiaries' investments in and advances to such Subsidiary exceed 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (b) the Borrower's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (c) the Borrower's and its other Subsidiaries' equity in the income from the continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries consolidated for the most recently completed year.

          "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

          "Moody's" shall mean Moody's Investors Service,
Inc. or any of its successors.

          "Multiemployer Plan" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          "Notes" shall have the meaning provided in Section
2.7(b).

          "Notice of Borrowing" shall have the meaning provided in Section 2.2(a).

          "Notice of Competitive Bid Borrowing" shall have the meaning provided in Section 2.3(b).

          "Notice of Continuation or Conversion" shall have the meaning provided in Section 2.10(b).

          "Notice of Swing Line Borrowing" shall have the meaning provided in Section 2.5(a).

          "Obligations" shall mean all amounts owing to the Agents, the Issuing Banks, the Swing Line Lenders or any Bank pursuant to the terms of this Agreement or any Note.

          "Participant" shall have the meaning provided in
Section 12.4(b).

          "Payment Date" shall mean the last Business Day of each January, April, July and October of each year.

          "Payment Office" shall mean the office of Citibank as Administrative Agent located at 2 Penn's Way, New Castle, DE 19720, or such other office of the Administrative Agent as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation established under ERISA, or any successor thereto.

          "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or entity or any government or political subdivision or agency, department or instrumentality thereof.

          "Plan" shall mean any employee benefit plan covered by Title IV of ERISA, the funding requirements of which: (i) were the responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof, (ii) are currently the responsibility of the Borrower or a member of its ERISA Controlled Group, or (iii) hereafter become the responsibility of the Borrower or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

          "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (a) owned by the Borrower or any Principal Subsidiary, (b) located within the continental United States, and (c) in the opinion of the Board of Directors of the Borrower material to the total business conducted by the Borrower and the Principal Subsidiaries taken as a whole.

          "Principal Subsidiary" shall mean any Subsidiary of the Borrower (a) substantially all the property of which is located within the continental United States and (b) which owns any Principal Property.

          "Pro Rata Share" shall mean, with respect to each Bank, a fraction (expressed as a percentage), the numerator of which shall be the aggregate amount of such Bank's
Commitment and the denominator of which shall be the Total
Commitment (without giving effect to any termination of the Total Commitment or any Bank's Commitment).

          "Purchasing Bank" shall have the meaning provided in Section 12.4(d).

          "Refinanced Indebtedness" shall mean the
Indebtedness of the Borrower under the Credit Agreement, dated as of November 13, 1996, among the Borrower, Kodak International Finance Limited, the banking institutions signatory thereto and Bank of America, National Trust and Saving Association and Chase as Co-Administrative Agents, as amended, restated, supplemented or otherwise modified from time to time.

          "Regulation D," "Regulation U" and "Regulation X" shall mean, respectively, Regulation D, Regulation U and Regulation X of the Federal Reserve Board.

          "Reply Date" shall have the meaning provided in
Section 2.3(c).

          "Reportable Event" shall have the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in Section 4068(f) or 4063(a) of ERISA.

          "Required Banks" shall mean Banks whose Commitments aggregate 51% or more of the Total Commitment or, at any time after the Total Commitment has been terminated in its entirety, Banks holding 51% or more of the sum of (i) the principal amount of all Loans then outstanding and (ii) the aggregate Letter of Credit Exposure at such time.

          "Revolving Loans" shall have the meaning provided in Section 2.1(a).

          "Revolving Note" shall have the meaning provided in
Section 2.7(b).

          "Spread" shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.

          "Spread Borrowing" shall mean a Competitive Bid
Borrowing with respect to which the Borrower has requested that the Banks offer to make Competitive Bid Loans at a Spread over or under a specified Interest Rate Basis.

          "Standard & Poor's" shall mean Standard & Poor's
Ratings Group, a division of the McGraw-Hill Corporation or any of its successors.

          "Statutory Reserve Rate" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subsidiary" shall mean, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Swing Line Commitment" shall mean, at any time for each Swing Line Lender, the amount set forth opposite such Swing Line Lender's name on Schedule 2 hereto as the same may be reduced pursuant to Section 2.4(c).

          "Swing Line Borrowing" shall mean a Borrowing of Swing Line Loans pursuant to Section 2.4.

          "Swing Line Exposure" shall mean, with respect to each Bank at any time, its Pro Rata Share of the aggregate outstanding principal amount of Swing Line Loans at such time.

          "Swing Line Lenders" shall mean the Banks listed as such on Schedule 2 hereto (including Purchasing Banks that become Swing Line Lenders hereunder pursuant to
Section 12.4).

          "Swing Line Loan" shall have the meaning provided in Section 2.4(a).

          "Swing Line Note" shall have the meaning provided in Section 2.7(b).

          "Swing Line Percentage" shall mean, at any time, with respect to each Swing Line Lender, a fraction (expressed as a percentage), the numerator of which shall be the aggregate amount of such Swing Line Lender's Swing Line Commitment and the denominator of which shall be the Total Swing Line Commitment.

          "Syndication Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Syndication Agent Fee Letter" shall mean the letter agreement, dated May 24, 2001, among the Borrower, Chase and the Syndication Agent.

          "Taxes" shall have the meaning provided in Section
2.14.

          "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

          "Termination Event" shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks at such time.

          "Total Swing Line Commitment" shall mean, at any time, the sum of the Swing Line Commitments of each of the Swing Line Lenders at such time.

          "Transferee" shall have the meaning provided in
Section 12.4(g).

          "Transfer Supplement" shall have the meaning provided in Section 12.4(d).

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., whether a Base Rate Loan or Eurodollar Loan.

          "Unfunded Benefit Liabilities" shall mean with respect to any Plan at any time, the amount (if any) by which
(i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of reasonable assumptions under such Plan).

          "Utilization Percentage" shall have the meaning provided in Section 4.1(b).

               (b) The financial statements to be furnished to the Administrative Agent and the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved and consistent with GAAP as used in the preparation of the financial statements referred to in
Section 8.1, and, except as otherwise specifically provided herein, all computations determining compliance with Section 9 hereof shall utilize GAAP.

          SECTION 2.     AMOUNT AND TERMS OF CREDIT.

          2.1 Revolving Loan Commitments. (a) Subject to and upon the terms and conditions and in reliance upon the representations and warranties of the Borrower herein set forth, each Bank severally and not jointly agrees, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, to make a revolving loan or loans (collectively, the "Revolving
Loans") to the Borrower, which Revolving Loans (i) shall, at the option of the Borrower, be made as part of one or more
Borrowings, each of which Borrowings shall, unless otherwise specifically provided herein, consist entirely of Base Rate Loans or Eurodollar Loans, (ii) subject to the terms and conditions set out in Section 6, may be repaid and reborrowed in accordance with the provisions hereof, and (iii) shall not exceed for any Bank an aggregate outstanding principal amount at any time equal to the Commitment of such Bank at such time, as reduced by the sum of
(x) the outstanding principal amount of Revolving Loans made by such Bank at such time plus (y) the amount of the Letter of Credit Exposure of such Bank at such time plus (z) the amount of the Swing Line Exposure of such Bank at such time.
Notwithstanding the foregoing, no Revolving Loans shall be made hereunder if immediately after giving effect thereto and the use of proceeds thereof, the sum of (A) the aggregate principal amount of Loans outstanding at such time plus (B) the aggregate
Letter of Credit Outstandings would exceed the Total Commitment.
Each Bank's Commitment shall expire, and each Revolving Loan shall mature, on the Final Maturity Date, without further action being required on the part of the Administrative Agent or any Bank.

               (b) The aggregate principal amount of each Borrowing of Revolving Loans by the Borrower shall be not less than $100,000,000 and, if greater, shall be in an integral multiple of $5,000,000. Notwithstanding the foregoing limitations, (i) there shall be no minimum Borrowing amount for Borrowings consisting of Base Rate Loans made to repay Swing Line Loans or to pay drawings under Letters of Credit pursuant to a deemed Borrowing under
Section 2.5(c) or 3.3, and (ii) the Borrower may borrow an amount, if less than the minimum amount otherwise necessary to make such Borrowing, equal to the entire undrawn portion of the Total Commitments less the aggregate Letter of Credit
Outstandings.

          2.2 Notice of Revolving Loan Borrowing. (a) Whenever the Borrower desires to make a Borrowing of Revolving Loans hereunder (other than a conversion pursuant to Section 2.10), it shall give the Administrative Agent (i) at least one Business Day's prior written notice (or telephonic notice confirmed promptly in writing, any such written notice or confirmation being in the form of Exhibit A-1 hereto) before the requested date of the making of any such Borrowing consisting of Base Rate Loans and
(ii) at least three Business Days' prior written notice (or telephonic notice confirmed promptly in writing) before the requested date of the making of any such Borrowing consisting of Eurodollar Loans, each such notice to be given at the Payment
Office prior to 11:00 a.m. (New York City time) on the date specified. Each such notice or confirmation thereof (each a "Notice of Borrowing") shall be irrevocable and shall specify (x) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day) and (z) whether such Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto.

               (b) Promptly after receipt of a Notice of Borrowing, the Administrative Agent shall provide each Bank with a copy thereof and inform each Bank of such Bank's Pro Rata Share of the Loans requested thereunder.

          2.3 Competitive Bid Loans. (a) Subject to and upon the terms and conditions and in reliance upon the representations and warranties of the Borrower herein set forth, each Bank severally and not jointly agrees that the Borrower may incur a loan or loans (each a "Competitive Bid Loan" and collectively, the "Competitive Bid Loans") pursuant to a Competitive Bid Borrowing from time to time on and after the Effective Date and prior to the Final Maturity Date, or, if earlier, the date of the termination or expiration of the Commitments; provided that no Competitive Bid Loans shall be made hereunder if, after giving effect to any Competitive Bid Borrowing and the use of the proceeds thereof, the sum of (i) the aggregate principal amount of Loans outstanding at any time plus (ii) the Letter of Credit
Outstandings would exceed the Total Commitment. Within the foregoing limits and subject to the conditions set out in Section
6, Competitive Bid Loans may be repaid and reborrowed in accordance with the provisions hereof. No Competitive Bid Loan shall be entitled to be converted into any other type of Loan.

(b) Whenever the Borrower desires to make a Borrowing of Competitive Bid Loans hereunder, it shall give the Administrative Agent, not later than 11:00 a.m. (New York City time) on the fourth Business Day prior to the date of such proposed Competitive Bid Borrowing, a written notice in the form of Exhibit A-2 hereto (a "Notice of Competitive Bid Borrowing"), such notice to specify in each case (i) the date (which shall be a Business Day) and the aggregate amount of the proposed Competitive Bid Borrowing (which shall not be less than $100,000,000 and, if greater, shall be in an integral multiple of $5,000,000), (ii) the Interest Period and maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date shall be the last day of the Interest Period relating thereto, and may not be later than the Final Maturity Date), (iii) the interest payment date or dates relating thereto, (iv) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate Borrowing or a Spread Borrowing, and if a Spread Borrowing, the Interest Rate Basis, and (v) any other terms to be applicable to such Competitive Bid Borrowing. Promptly after receipt of a Notice of Competitive Bid Borrowing, the Administrative Agent shall provide each Bank with a copy thereof.

(c) Each Bank shall, if in its sole discretion it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bank in its sole discretion and determined by such Bank independently of each other Bank, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 10:00 a.m. (New York City time) on the date (the "Reply Date") which is
(x) in the case of an Absolute Rate Borrowing, the Business Day before and (y) in the case of a Spread Borrowing, three Business Days before, the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bank would make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.3(a), exceed such Bank's Commitment), the rate or rates of interest therefor and such Bank's Lending Office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:30 a.m. (New York City time) on the Reply Date. If any Bank shall elect not to make such an offer, such Bank shall so notify the Administrative Agent, before 10:00 a.m. (New York City time) on the Reply Date, and such Bank shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Borrowing.
(d) The Borrower shall, in turn, before (x) in the case of Absolute Rate Borrowings, Noon (New York City time) or (y) in the case of Spread Borrowings, 1:00 p.m. (New York City time) on the Reply Date, either
          (1) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

          (2) accept one or more of the offers made by any Bank or Banks pursuant to clause (c) above by giving notice (in writing or by telephone promptly confirmed in writing) to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Bank for such Competitive Bid Borrowing pursuant to clause (c) above) to be made by each Bank as part of such Competitive Bid Borrowing, and reject any remaining offers made by Banks pursuant to clause (c) above by giving the Administrative Agent notice to that effect; provided that acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered; provided further, however, if offers are made by two or more Banks at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by the Borrower, the Borrower shall have the right in its sole discretion to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (c) above).

(e) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to clause (d)(1) above, the Administrative Agent shall give prompt notice thereof to the Banks and such Competitive Bid Borrowing shall not be made.

(f) If the Borrower accepts one or more of the offers made by any Bank or Banks pursuant to clause (d)(2) above, the Administrative Agent shall in turn promptly notify (x) each Bank that has made an offer as described in clause (c) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bank pursuant to clause (c) above have been accepted by the Borrower and (y) each Bank that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid
Loan to be made by such Bank as part of such Competitive Bid
Borrowing.
(g) The Borrower agrees to pay the Administrative Agent for its own account a competitive bid auction fee, payable on the date of each Competitive Bid Borrowing with respect to each Competitive
Bid Loan, in the amounts set forth in the letter agreement, dated
May 23, 2001 (the "Administrative Agent Fee Letter"), between the Borrower, the Administrative Agent and Salomon Smith Barney Inc.
          2.4 Swing Line Loans. (a) Subject to and upon the terms and conditions and in reliance upon the representations and warranties of the Borrower herein set forth, each Swing Line
Lender severally and not jointly agrees, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, to make a revolving loan or loans
(collectively, the "Swing Line Loans") to the Borrower, which
Swing Line Loans, at the option of the Borrower, shall be made as part of one or more Swing Line Borrowings and shall not exceed at any time such Swing Line Lender's Swing Line Commitment; provided that no Swing Line Loan.18 shall be made hereunder if, after giving effect to any Swing Line Borrowing and the use of proceeds thereof, the sum of (i) the aggregate outstanding principal amount of Loans plus (ii) the aggregate Letter of Credit
Outstandings would exceed the Total Commitment. Notwithstanding the foregoing, no Swing Line Loans shall be made hereunder if, after giving effect to any Swing Line Borrowing and the use of proceeds thereof, the aggregate outstanding principal amount of Swing Line Loans would exceed the Total Swing Line Commitment or to the extent that the Swing Line Exposure of any Bank would exceed the Commitment of such Bank at such time, as reduced by the sum of (x) the outstanding principal amount of Revolving
Loans and Competitive Bid Loans made by such Bank at such time plus (y) the amount of the Letter of Credit Exposure of such Bank at such time. Each Swing Line Lender's Swing Line Commitment shall terminate on the Final Maturity Date without further action being required on the part of the Administrative Agent or any Swing Line Lender.

(b) Swing Line Loans may, subject to the terms and conditions set forth in Section 6, be repaid and reborrowed. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. Swing Line Loans made on any date shall be in an aggregate minimum amount of $50,000,000 and integral multiples of $5,000,000 in excess of that amount.

(c) If after giving effect to any assignment pursuant to Section 12.4(c) or (d) or reduction in Commitments pursuant to Section
4.3 or Section 4.4, the remaining Commitment of any Swing Line Lender is less than its Swing Line Commitment, the Swing Line Commitment of such Swing Line Lender shall be reduced by an amount equal to such difference and the Swing Line Percentages of the Swing Line Lenders shall be adjusted accordingly.
          2.5 Notice of Swing Line Borrowing; Conversions of and Participations in Swing Line Loans. (a) Whenever the Borrower desires to make a Borrowing of Swing Line Loans under Section 2.4, it shall give the Administrative Agent and each Swing Line Lender no later than 1:00 p.m. (New York City time) on the proposed date for such Borrowing telephonic (confirmed promptly in writing) or written notice (any such written notice or confirmation being in the form of Exhibit A-3 hereto) of such Borrowing (a "Notice of Swing Line Borrowing"), which shall be irrevocable and shall specify (i) the aggregate principal amount of the Swing Line Loans to be made pursuant to such Borrowing,
(ii) the date of such Borrowing (which shall be a Business Day),
(iii) the maturity date for such Swing Line Loan (which shall be on demand and in any event no later than seven days after the making thereof or, if earlier, the Final Maturity Date) and (iv) that such Swing Line Loan shall be a Base Rate Loan.

(b) Promptly after receipt of a Notice of Swing Line Borrowing, the Administrative Agent shall provide each Bank with a copy thereof (or telephonic notice of the contents thereof confirmed promptly by providing a copy thereof) and inform each Swing Line Lender of its Swing Line Percentage of the Swing Line Loans requested thereunder.

(c) Any Swing Line Lender shall in its sole and absolute discretion be entitled to require a Borrowing of Revolving Loans hereunder, the proceeds of which shall be applied to the pro rata prepayment of all Swing Line Loans then outstanding by giving notice (by telephone promptly confirmed in writing or in writing) to the Administrative Agent, the Borrower and the Banks to such effect, which notice shall set forth the aggregate outstanding principal amount of such Swing Line Loans. Upon the giving of such notice, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting
Revolving Loans which are Base Rate Loans on the Business Day following such notice, and the Banks shall, on such date, make Revolving Loans which are Base Rate Loans in the amount of such Swing Line Loans, the proceeds of which shall be applied by the Administrative Agent to.19 the prepayment of such Swing Line
Loans; provided that for the purposes solely of such Borrowing the conditions precedent set forth in Section 6.2 shall not be applicable. Unless the Borrower shall have notified the Administrative Agent and each Swing Line Lender prior to 11:00 a.m. (New York City time) on the date which is six days following the date on which any Swing Line Loan has been made by any Swing
Line Lender that the Borrower intends to reimburse the Swing Line Lenders with funds other than the proceeds of Revolving Loans, the Administrative Agent shall give such notice on behalf of the Swing Line Lenders.
(d) Upon the giving of notice to the following effect to the Administrative Agent and each Bank by any Swing Line Lender in its sole and absolute discretion, any deemed Notice of Borrowing given under Section 2.5(c) pursuant to which no Borrowing has been made shall be deemed cancelled and each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from each Swing Line Lender a participation in Swing Line Loans made by such Swing Line Lender in an aggregate outstanding principal amount equal to such Bank's Pro Rata Share of the aggregate principal amount of such Swing Line Loans, and shall make available to such Swing Line Lender an amount equal to its respective participation in such Swing Line Lender's Swing Line
Loans in Dollars and immediately available funds, at the office of such Swing Line Lender specified by notice to the Administrative Agent and each Bank in such notice, not later than 1:00 p.m. (New York City time) on the second Business Day after the giving of such notice. In the event that any Bank fails to make available to such Swing Line Lender the amount of such Bank's participation as provided in this Section 2.5(d), such Swing Line Lender shall be entitled to recover such amount on demand from such Bank together with interest at the interbank compensation rate set by the Administrative Agent for three
Business Days and thereafter at the Base Rate, and such Swing
Line Lender shall, until such time as all such amounts have been paid, be deemed to have outstanding a Swing Line Loan in the amount of such unpaid participation for all purposes of this Agreement other than those provisions requiring Banks to purchase an interest therein. Each Swing Line Lender shall distribute to each other Bank which has paid all amounts payable by it under this Section 2.5(d) with respect to Swing Line Loans made by such Swing Line Lender such other Bank's Pro Rata Share of all payments received by such Swing Line Lender in respect of such Swing Line Loans when such payments are received.
(e) The obligations of the Banks under Section 2.5(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the fact that a Default or an Event of Default shall have occurred and be continuing or any other circumstance or happening whatsoever.
          2.6 Disbursement of Funds. (a) No later than Noon (New York City time) on the date specified for each Borrowing of Revolving
Loans or Competitive Bid Loans and (ii) 2:00 p.m. (New York City time) on the date specified for each Borrowing of Swing Line
Loans, each Bank required to participate therein will, subject to the terms and conditions of this Agreement, make available its Pro Rata Share, in the case of a Borrowing of Revolving Loans, its share as specified in Section 2.3(d), or its Swing Line
Percentage, in the case of a Borrowing of Swing Line Loans, of the Loans requested to be made on such date in Dollars and immediately available funds at the Payment Office by such Bank; provided that in the case of a Borrowing of Swing Line Loans no Bank shall have delivered a notice to each Swing Line Lender
(with a copy to the Administrative Agent) to the effect that one or more of the applicable conditions set forth in Section 6 are not then satisfied. After the Administrative Agent's receipt of the proceeds of such Loans in immediately available funds, the Administrative Agent will make available to the Borrower by depositing in the Borrower's account at the Payment Office the aggregate of the amounts so made available by the Banks in immediately available funds. In the event that the Loans made by a Bank mature or are being prepaid on the date of a requested Borrowing, such Bank shall apply the proceeds of the Loans, if any, it is then making to the extent thereof, to the repayment of such maturing or prepaid Loans, such Loans and prepayments intended to be a contemporaneous exchange.

(b) Unless the Administrative Agent shall have been notified by any Bank prior to the date of a Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank's portion of the Loans to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, but shall not be obligated to, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank on the date of Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount (to the extent such amount is not collected from such Bank) to the Administrative Agent promptly, and in any event no later than the next succeeding Business Day. The Administrative Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower at a rate per annum equal to the interbank compensation rate set by the Administrative Agent or its actual cost of funds, whichever is higher. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

(c)  In the event that a Borrowing of Revolving Loans or Swing
Line Loans is requested to be made pursuant to this Agreement, if, after giving effect thereto and the use of proceeds thereof, the sum of (x) the outstanding principal amount of Revolving
Loans and Competitive Bid Loans made by such Bank at such time plus (y) the amount of the Letter of Credit Exposure of such Bank at such time plus (z) the amount of the Swing Line Exposure of such Bank at such time, would exceed such Bank's Commitment, such Bank shall, immediately upon but in any event within one Business
Day of receipt of a Notice of Borrowing or Notice of Swing Line Borrowing, notify the Administrative Agent, the Borrower, and, in the case of a Borrowing of Swing Line Loans, each Swing Line
Lender of the amount of such excess, and such Bank shall not be obligated to make Loans pursuant to such Borrowing to the extent of such excess, or, in the case of a Borrowing of Swing Line
Loans, each Swing Line Lender shall not be obligated to make
Swing Line Loans to the extent of its Swing Line Percentage of such excess.
          2.7 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative
Agent for the account of each Bank the then unpaid principal amount of each Revolving Loan on the Final Maturity Date, (ii) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Competitive Bid Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Final Maturity Date and the first date after such Swingline Loan is made that is the seventh day after such Swingline Loan is made.

(b) The Borrower's obligation to pay the principal of, and interest on, all of the Loans made by a Bank shall, upon the request of such Bank (i) in the case of Revolving Loans be evidenced by a promissory note (collectively, the "Revolving Notes"), (ii) in the case of Competitive Bid Loans be evidenced by a promissory note (collectively, the "Competitive Bid Notes") and (iii) in the case of Swing Line Loans, be evidenced by a promissory note (collectively, the "Swing Line Notes," and together with the Revolving Notes and Competitive Bid Notes, the "Notes"), duly executed and delivered by the Borrower substantially in the forms of Exhibits B-1, B-2 and B-3 hereto, respectively, in each case with blanks appropriately completed in conformity herewith. The Borrower shall promptly issue Notes to a Bank upon the request of such Bank. Any Notes issued to each Bank by the Borrower shall (i) be payable to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount, in the case of the Revolving Notes, equal to the Commitment of such Bank, in the case of the Competitive Bid Notes, equal to the aggregate outstanding principal amount of Competitive Bid Loans made by such Bank, in the case of Swing Line Notes, equal to the Swing Line Commitment of such Bank and in any such case, be payable in the aggregate principal amount of the Loans evidenced thereby, (iii) mature on the Final Maturity Date and be subject to mandatory prepayment as provided herein,
(iv) bear interest as provided in the appropriate clause of
Section 2.8 in respect of the Loans evidenced thereby and (v) be entitled to the benefits of this Agreement.

(c) Each Bank shall note on its internal records each Loan made by such Bank and payment thereon; provided that the failure to make, or an error in making, a notation with respect to any Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under the applicable Note. Such notations shall constitute prima facie evidence of the accuracy of the information contained therein. Promptly upon the Borrower's request (with a copy to the Administrative Agent), each Bank shall provide to the Borrower copies of such notations. Although each Note shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which any amount thereunder is outstanding and although the stated amount of each Revolving Note shall be equal to the relevant Bank's Commitment, and the stated amount of each Swing Line Note shall be equal to the relevant Swing Line Lender's Swing Line Commitment, each Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the outstanding principal amount of Loans evidenced thereby.

(d) The Administrative Agent shall maintain at its Payment Office (i) records of the names and addresses of the Banks and
(ii) accounts in which it shall record (x) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (y) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (z) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof. The entries made in the accounts maintained pursuant to this Section 2.7(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. Such records shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          2.8 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of the respective Borrowing until maturity (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Base Rate as in effect from time to time, such rate to change as and when the Base Rate changes.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the respective Borrowing until maturity (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of
(x) the relevant Eurodollar Rate plus (y) the Applicable Margin.

(c) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Loan from the date of the respective Borrowing until maturity (whether by acceleration or otherwise) at the rate or rates per annum specified pursuant to Section 2.3(c) by the Bank making such Loan and accepted by the Borrower pursuant to Section 2.3(d)(2).

(d) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify by telephone (confirmed in writing) or in writing, the Borrower and the Banks thereof.

(e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and all other overdue amounts owing hereunder shall bear interest for each day from the date such payment was due to but not including the date paid in full at a rate per annum equal to two per cent (2%) per annum in excess of the Base Rate in effect from time to time, payable on demand; provided that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than two per cent (2%) in excess of the rate of interest applicable thereto at maturity.

(f) Interest on each Loan shall accrue from and including the date of the Borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable (i) in respect of each Base Rate Loan other than a Swing Line Loan, quarterly in arrears on each Payment Date, (ii) in respect of each Swing Line Loan, on the maturity date thereof,
(iii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period of six months or nine months, on the date occurring every three months after the first day of such Interest Period, (iv) in the case of Competitive Bid Loans, as provided in
Section 2.3 and (v) in respect of all Loans, on any prepayment or conversion thereof (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

(g) All computations of interest on (i) Eurodollar Loans and Competitive Bid Loans and interest payable pursuant to Section 2.6(b) shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable and (ii) Base Rate Loans and interest payable pursuant to Section 3.5 (a)(i) or 2.8 (e) shall be made on the basis of a year of 365 days (or 366 days in leap year) for the actual number of days occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

          2.9 Interest Periods. The Borrower shall, in each Notice of Borrowing or Notice of Continuation or Conversion in respect of the making of, conversion into or continuation of, a Borrowing of Eurodollar Loans, or in each Notice of Competitive Bid Borrowing in respect of a Borrowing of Competitive Bid Loans, select the interest period (each, an "Interest Period") to be applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, if available, nine month period, and in the case of a Competitive Bid Loan, a period of one to 360 days; provided that:

(i) any Interest Period for any Loan shall commence on the date of such Loan;

(ii) the initial Interest Period for any Borrowing of or conversion to Eurodollar Loans shall commence on the date of such Borrowing or conversion and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(iii) if any Interest Period relating to a Borrowing consisting of Eurodollar Loans or Competitive Bid Loans having the Eurodollar Rate as the Interest Rate Basis begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period for a Eurodollar Loan or Competitive Bid Loan having the Eurodollar Rate as the Interest Rate Basis would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(v) no Interest Period in respect of any Loan shall extend beyond the Final Maturity Date.

       2.10 Conversions or Continuations. (a) Subject to the other provisions hereof, the Borrower shall have the option (i) to convert pro rata on any Business Day all or a portion equal to at least $100,000,000 (or if greater, an integral multiple of $20,000,000) of the outstanding principal amount of any Revolving Loan or Revolving Loans made pursuant to one or more Borrowings from one or more Types of Loans into one Borrowing of another
Type, or (ii) to continue all or any part of the outstanding Eurodollar Loans made pursuant to one Borrowing; provided that
(x) except as otherwise provided in Section 2.11, Eurodollar
Loans may be converted into Loans of another Type only on the last day of an Interest Period applicable thereto and (y) Loans of any Type may only be converted into or continued as Eurodollar Loans if no Default or Event of Default has occurred and is continuing.

(b) In order to select to convert or continue a Revolving Loan under this Section 2.10, the Borrower shall deliver an irrevocable notice thereof by telephone (confirmed promptly in writing) or in writing (a "Notice of Continuation or Conversion") to the Administrative Agent at the Payment Office prior to 11:00 a.m. (New York City time) at least three Business Days prior to the date of such conversion or continuation specifying whether a continuation or conversion is requested, the Loans to be so converted or continued and, if to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. Notwithstanding the foregoing, if a Default or Event of Default is in existence at the time any Interest Period in respect of any Borrowing of Eurodollar Loans is to expire, such Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the expiration date of such Interest Period into a Borrowing of Base Rate Loans. If upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert the Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          2.11 Interest Rate Unascertainable, Increased Cost, Illegality, etc. (a) In the event that the Administrative Agent, in the case of clause (i) below, or any Bank, in the case of clauses (ii) and
(iii) below, shall in good faith have reasonably determined
(which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period, that by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that the relevant Eurodollar Rate applicable to its Loans shall not represent the effective pricing to such Bank for funding or maintaining the affected Loans, or such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in respect thereof, because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof by any governmental agency or authority and including the introduction of any new law or governmental rule, regulation, guideline or order (such as, for example, but not limited to, a change in official reserve requirements), whether or not having the force of law and whether or not failure to comply therewith would be unlawful or (y) other circumstances affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or
(iii) at any time, that the making or continuance of any Eurodollar Loan or Competitive Bid Loan having the Eurodollar Rate as the Interest Rate Basis has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order enacted or adopted after the date of this Agreement (whether or not having the force of law), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, the Administrative Agent or such Bank, as the case may be, shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Borrower and (if applicable) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to any Borrowing of Eurodollar Loans or Competitive Bid Loans having the Eurodollar Rate as the Interest Rate Basis which have not yet been incurred shall be deemed cancelled and rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, within five
Business Days of written demand therefor with a copy to the Administrative Agent, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reduction in amounts receivable hereunder (a written notice as to additional amounts owed such Bank, showing the basis for the calculation thereof, submitted to the Borrower by the Bank shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in clause (b) below as promptly as possible.

(b) At any time that any Eurodollar Loans are affected by the circumstances described in clause (a) above, the Borrower may (and, in the case of a Eurodollar Loan affected pursuant to clause (a)(iii) above, shall) either (i) if the affected Eurodollar Loan has not yet been made but is then the subject of a Notice of Borrowing or a Notice of Conversion or Continuation, be deemed to have cancelled and rescinded such notice, or (ii) if the affected Eurodollar Loan is then outstanding, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan at the end of the applicable Interest Period or such earlier time as may be required by law by giving the Administrative Agent telephonic notice (promptly confirmed in writing) thereof on the Business Day that the Borrower was notified by the Bank pursuant to clause (a) above; provided that if more than one Bank is affected at any time, then all affected Banks must be treated in the same manner pursuant to this clause
(b).

(c) In the event that the Administrative Agent determines at any time following its giving of notice based on the conditions described in clause (a)(i) above that none of such conditions exist, the Administrative Agent shall promptly give notice thereof to the Borrower and the Banks, whereupon the Borrower's right to request Eurodollar Loans from the Banks and the Banks' obligation to make Eurodollar Loans shall be restored.

(d) In the event that a Bank determines at any time following its giving of a notice based on the conditions described in clause (a)(iii) above that none of such conditions exist, such Bank shall promptly give notice thereof to the Borrower and the Administrative Agent, whereupon the Borrower's right to request Eurodollar Loans from such Bank and such Bank's obligation to make Eurodollar Loans shall be restored.

          2.12 Capital Adequacy. (a) If any Bank determines in good faith that compliance with any applicable law, rule, regulation, guideline, request or directive, whether or not having the force of law, from a governmental authority, central bank or comparable agency, concerning capital adequacy or reserves, or any change therein or in interpretation or administration thereof by any governmental authority, central bank or comparable agency has or will have the effect of reducing the rate of return on the capital or assets of such Bank or any Person controlling such Bank as a consequence of such Bank's commitments or obligations hereunder, then from time to time within 15 days after demand therefor by such Bank (with a copy to the Administrative Agent), the Borrower will pay to such Bank such additional amounts as will compensate such Bank or Person for such reduction. Each
Bank, upon determining that any increased costs will be payable pursuant to this Section 2.12, will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such increased costs, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay increased costs pursuant to this Section. To the extent that the notice required by the immediately preceding sentence is given by any Bank more than 180 days after the occurrence of the event giving rise to additional costs of the type described in this Section 2.12, such Bank shall not be entitled to compensation under this Section 2.12 for any amounts incurred or accrued prior to the giving of such notice to the Borrower.

(b) If the Borrower shall, as a result of the requirements of subsection (a) above or Section 2.14, be required to pay any Bank the additional costs referred to therein and the Borrower, in its sole discretion, shall deem such additional amounts to be material, the Borrower shall have the right to substitute another bank satisfactory to the Administrative Agent for such Bank which has certified the additional costs to the Borrower, and the Administrative Agent shall use reasonable efforts to assist the Borrower to locate such substitute bank. Any such substitution shall be on terms and conditions satisfactory to the Administrative Agent and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs. Upon any such substitution, the Borrower shall pay or cause to be paid to the Bank that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Bank and such Bank will be released from liability hereunder.

          2.13 Funding Losses. The Borrower shall compensate each Bank, upon such Bank's delivery of a written request therefore, with a copy to the Administrative Agent, (which request shall set forth in reasonable detail the basis for requesting such amounts and which request shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loans to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a Borrowing of, or conversion (or deemed conversion) from or into, or continuation of, Eurodollar Loans, or a Borrowing of Competitive Bid Loans, does not occur on the date specified therefor in a Notice of Borrowing, a Notice of Continuation or Conversion or a Notice of Competitive Bid Borrowing (whether or not cancelled, rescinded or otherwise withdrawn); (ii) if, for any reason, any repayment (including, without limitation, payment after acceleration) of any of its Eurodollar Loans or Competitive
Bid Loans or conversion of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans or Competitive Bid Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any default by the Borrower to repay its Loans when required by the terms of this Agreement or a Note of such Bank or (y) an election made or action required to be taken pursuant to Section 2.11(b).

          2.14 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding, in the case of the Administrative Agent and each Bank, net income and franchise, gross receipts or other taxes imposed on net income, in each case imposed on the Administrative Agent or such Bank by the jurisdiction under the laws of which the Administrative Agent or such Bank is organized or qualified to do business (other than in situations where the basis of the imposition of such tax is the activity of the Borrower or any of its Affiliates in such jurisdiction) or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank's Lending Office is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called
"Taxes"). If any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Bank hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes including Taxes payable with respect to the additional amounts payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any Notes.
Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure.
The agreements in this Section 2.14(a) shall survive the termination of this Agreement and the payment of any Notes and all other Obligations and are subject to the provisions of
Section 2.14(b).

(b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (including each Purchasing Bank that becomes a party to this Agreement pursuant to Section 12.4(d)) agrees that, prior to the first date on which any Loan is made or Letter of Credit is issued hereunder, or, in the case of a Purchasing Bank, prior to the date it becomes a Bank hereunder, it will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and any Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said Form W-8BEN or W-8ECI (if required by law), or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          2.15 Sharing of Payments, etc. Each of the Banks agrees that if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under this Agreement, or otherwise) which is applicable to the payment of any Obligations, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligations then owed and due to such Bank bears to the total of such Obligations then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in such Obligations owing to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount;
provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.15, may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         2.16 Change of Lending Office. Each Bank agrees that it will use its best efforts (subject to overall policy considerations of such Bank) to designate an alternate Lending Office for any Eurodollar Loans or Competitive Bid Loans affected by the matters or circumstances described in Sections 2.11 and 2.12 (provided that such designation is made on such terms that such Bank suffers no economic, legal, regulatory or other disadvantage, determined by such Bank in its sole discretion) with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in this Agreement.
          SECTION 3.     LETTER OF CREDIT SUBFACILITY.

          3.1 Letters of Credit. (a) Subject to and upon the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement, in addition to requesting that the Banks make Loans pursuant to
Section 2, the Borrower may from time to time request, in accordance with the provisions of this Section 3.1, that on and after the Effective Date and prior to the Final Maturity Date, any one of the Issuing Banks issue a Letter or Letters of Credit for the account of the Borrower at such time in an amount not to exceed such Issuing Bank's Issuing Bank Commitment; provided that any Letter of Credit issued by such Issuing Bank shall be in a form customarily used by such Issuing Bank or in any other form approved by such Issuing Bank; provided, further, that (i) each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is thirty days prior to the Final Maturity Date, provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above), (ii) each Letter of Credit issued by an Issuing Bank shall have a stated amount of at least
$25,000,000 and (iii) the Borrower shall not request the issuance of any Letter of Credit if, after giving effect to such issuance,
(w) the aggregate Category A Letter of Credit Outstandings would exceed $250,000,000, (x) the aggregate Category B Letter of
Credit Outstandings would exceed $250,000,000, (y) to the extent that the Letter of Credit Exposure of any Bank would exceed the Commitment of such Bank at such time, as reduced by the sum of
(1) the aggregate principal amount of Revolving Loans and Competitive Bid Loans made by such Bank at such time plus (2) the amount of the Swing Line Exposure of such Bank at such time or
(z) the sum of the aggregate Letter of Credit Outstandings plus the aggregate outstanding principal amount of all Loans would exceed the Total Commitment.

(b) Each Letter of Credit may provide that the Issuing Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Bank for distribution to the Banks (or, if all Obligations shall have been indefeasibly paid in full, to the Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

          3.2 Notice of Issuance; Agreement to Issue. (a) Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent a written notice in the form of Exhibit C hereto (a "Notice of Letter of Credit Issuance") no later than 11:00 a.m. (New York City time) at least ten Business
Days, or such shorter period (which shall not be less than 5
Business Days) as may be agreed to by the designated Issuing Bank in any particular instance, in advance of the proposed date of issuance. Each such notice shall specify (i) the proposed date of issuance (which shall be a business day under the laws of the jurisdiction of the designated Issuing Bank), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the Issuing Bank designated by the Borrower to issue the requested Letter of Credit and (v) the name and address of the beneficiary with respect to such Letter of Credit, and attaching a precise description of the documents and a verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank may require changes in any such documents and certificates in accordance with its customary letter of credit practices and; provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 a.m.
(New York City time). In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under its Letter of Credit have been delivered and that they comply on their face with the requirements of its Letter of Credit. Promptly after receipt of a Notice of Letter of Credit
Issuance, the Administrative Agent shall notify each Bank of such Bank's respective participation therein, determined in accordance with Section 3.2(b). Each Issuing Bank shall furnish to the Administrative Agent a specimen copy of any Letter of Credit issued by such Issuing Bank and any related documents and certificates promptly upon its issuance pursuant to this Agreement, and the Administrative Agent shall furnish copies thereof to any Bank promptly upon its request therefor.

(b) Each Issuing Bank agrees, subject to the terms and conditions set forth in this Agreement, and so long as it shall not have received any notice from any Bank pursuant to the immediately succeeding sentence, to issue for the account of the Borrower a Letter of Credit in a face amount equal to the face amount requested under paragraph (a) above following its receipt of the notice required by Section 3.2(a). Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawing thereunder in an amount equal to such Bank's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder; provided that no such Bank shall have delivered a notice to such Issuing Bank (with a copy to the Administrative Agent which shall be promptly forwarded to the other Banks) to the effect that one or more of the applicable conditions set forth in Section 6 are not then satisfied or that the issuance of such Letter of Credit or purchase of a participation therein by such Bank would violate Section 3.6(b).

          3.3 Payment of Amounts Drawn Under Letters of Credit. (a) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall notify the Borrower, the Administrative Agent and the Banks on or before the date on which such Issuing Bank intends to honor such drawing, and the Borrower shall reimburse such Issuing Bank on the day on which such drawing is honored in an amount in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) amounts held by the Administrative Agent in the accounts provided for in Section 5.2(a) or 10.2 shall be applied first to satisfy such reimbursement obligation, (ii) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting Revolving Loans which are Base Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (iii) the Banks shall, by 1:00 p.m. (New
York City time) on the date of such drawing, make Revolving Loans which are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Administrative
Agent to reimburse such Issuing Bank for the amount of such drawing (provided that for the purposes solely of such Borrowing the conditions precedent set forth in Section 6.2 shall not be applicable, it being understood and agreed that the Banks' obligation to make such Revolving Loans shall be absolute and unconditional); and provided, further, that, if for any reason, proceeds of Revolving Loans are not received by such Issuing Bank on such date in an amount equal to the amount of such drawing, the Borrower shall reimburse such Issuing Bank, on the business day (under the laws of the jurisdiction of such Issuing Bank) immediately following the date of such drawing, in an amount in Dollars and immediately available funds equal to the excess of the amount of such drawing over the amount of such Revolving
Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.5(a)(i).

          Any such payments by the Borrower which are made later than 11:00 a.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made under this Section 3.3 shall be stated to be due on a day.30 which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(b) Each Bank shall indemnify and hold harmless the Administrative Agent and each Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) resulting from any failure on the part of such Bank to provide, on the same day of any drawing under a Letter of Credit, the Administrative Agent with such Bank's Pro Rata Share of the amount of any drawing under such Letter of Credit in accordance with the provisions of Section 3.3(a).

          3.4 Payment by Banks. In the event that the Borrower shall fail to reimburse an Issuing Bank as provided in Section 3.3 by borrowing Revolving Loans or otherwise in an amount equal to the amount of any drawing honored by such Issuing Bank under a Letter of Credit issued by it, such Issuing Bank shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective participation therein. Each Bank shall make available to such Issuing Bank an amount equal to its respective participation in Dollars and immediately available funds, at the office of such Issuing Bank specified in such notice, not later than 1:00 p.m. (New York City time) on the business day (under the laws of the jurisdiction of such Issuing Bank and a Business
Day) after the date notified by such Issuing Bank. In the event that any Bank fails to make available to such Issuing Bank the amount of such Bank's participation in such Letter of Credit as provided in this Section 3.4, such Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest at the interbank compensation rate set by the Administrative Agent for three Business Days and thereafter at the Base Rate. Nothing in this Section 3.4 shall be deemed to prejudice the right of any Bank to recover from such Issuing Bank any amounts made available by such Bank to such Issuing Bank pursuant to this Section 3.4 in the event that the payment with respect to a Letter of Credit by such Issuing Bank in respect of which payment was made by such Bank constituted gross negligence or willful misconduct on the part of such Issuing Bank. Each
Issuing Bank shall distribute to each other Bank which has paid all amounts payable by it under this Section 3.4 with respect to any Letter of Credit issued by such Issuing Bank such other
Bank's Pro Rata Share of all payments received by such Issuing
Bank from the Borrower in reimbursement of drawings honored by such Issuing Bank under such Letter of Credit when such payments are received (including interest payable under Section 3.5(a)(i) with respect to the period commencing on the date of the funding of such participation).

3.5 Compensation. (a) The Borrower agrees to pay the following amounts to each Issuing Bank in respect of each Letter of Credit issued by it:
               (i) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing
Bank in respect of each such drawing from the date of the drawing
(unless repaid on such date) through the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3) at a rate which is at all times equal to two per cent (2%) in excess of that otherwise payable under this Agreement for Base Rate
Loans;

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with each Issuing Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be (as set forth in a certificate of such Issuing Bank delivered to the Administrative Agent and the Borrower); and
(iii) an annual letter of credit fee at a rate per annum equal to 0.06% on the average daily amount of Letter of Credit Outstandings with respect to Letters of Credit issued by each Issuing Bank, payable on the Payment Date to occur in July, 2001 and thereafter payable quarterly in arrears on each subsequent Payment Date prior to the later of the Final Maturity Date and the date on which such Letter of Credit Outstandings have been reduced to zero, and on such date. All computations of such fee shall be computed on the basis of the number of days elapsed (including the first day but excluding the last day) over a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Bank in proportion to each Bank's Pro Rata Share, a letter of credit commission at a rate per annum equal to the Applicable Commission Rate on the average daily amount of Letter of Credit Outstandings, payable in arrears on the Payment Date to occur in July, 2001 and thereafter payable quarterly in arrears on each subsequent Payment Date prior to the later of the Final Maturity Date and the date on which the Letter of Credit Outstandings have been reduced to zero, and on such date. All computations of the letter of credit commission shall be computed on the basis of the number of days elapsed (including the first day but excluding the last day) over a year of 360 days. Promptly upon receipt by the Administrative Agent of any amount described in this Section 3.5(b), the Administrative Agent shall distribute to each Bank its Pro Rata Share of such amount.

          3.6 Additional Payments; Illegality. (a) If by reason of (x) any change in applicable law, regulation, rule, regulatory requirement, guideline, request or directive, whether or not having the force of law, or any change in the interpretation or application thereof by any judicial or other applicable governmental or regulatory authority, (y) compliance by any Bank in good faith with any direction, request or mandatory guideline of any applicable governmental or monetary authority including, without limitation, Regulation D:

(i) such Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 3, whether directly or by such being imposed on or suffered by such Bank;

(ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any participations purchased by such Bank in any Letter of Credit (or in respect of such Bank's commitment to purchase such a participation); or
(iii) there shall be imposed on such Bank any other condition regarding this Section 3, any Letter of Credit or any participation therein;
and the result of the foregoing is to directly or indirectly increase the cost to such Bank of committing to purchase, purchasing or maintaining any participation in any Letter of Credit, or to reduce the amount receivable in respect thereof by such Bank, then and in any such case such Bank may, without duplication of any payments required to be made pursuant to Section 2.11, 2.12, 2.14 or 12.1, at any time after the additional cost is incurred or the amount received is reduced, notify the Borrower and the Borrower shall pay to such Bank within five Business Days of written demand therefor, such additional amounts as shall be required to compensate such Bank for such increased costs or reduction in amounts receivable hereunder (a written notice as to additional amounts owed such Bank showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

(b) Notwithstanding any other provision contained in this Agreement, no Issuing Bank shall be obligated to issue any Letter of Credit, nor shall any Bank be obligated to purchase its participation in any Letter of Credit to be issued hereunder if the issuance of such Letter of Credit or purchase of such participation shall have become unlawful or prohibited by compliance by such Issuing Bank or Bank in good faith with any law, governmental rule, guideline, request, order, injunction, judgment or decree (whether or not having the force of law); provided that in the case of the obligation of a Bank to purchase such participation, such Bank shall have notified any Issuing Bank for the related Letter of Credit to such effect pursuant to
Section 3.2(b).

          3.7 Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for drawings made under the Letters of Credit issued by such Issuing Bank for the account of the Borrower and the Banks' obligations under Section 3.3, shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit;

(b) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between the Borrower or any of its Subsidiaries or Affiliates and the beneficiary for which the Letter of Credit was procured); provided that nothing in this Section 3.7 shall affect the right of the Borrower to seek relief against any beneficiary, transferee, Bank or any other Person in an action or proceeding or to bring a counterclaim in any suit involving such Persons;

(c) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d) payment by such Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(e) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(f) the fact that a Default or an Event of Default shall have occurred and be continuing.

          3.8 Indemnification; Nature of Issuing Banks' Duties. In addition to amounts payable as elsewhere provided in this Section
3, without duplication, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and reasonable expenses (including reasonable attorneys' fees and disbursements and, after a Default, allocated costs of internal counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit for the account of the Borrower other than as a result of the gross negligence or willful misconduct of such Issuing Bank or (ii) the failure of such Issuing Bank to honor a drawing under any Letter of Credit due to an act or omission (whether rightful or wrongful) of any present or future de jure or de facto government or governmental authority.

          As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit, other than losses resulting from the gross negligence or willful misconduct of such Issuing Bank. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects insufficient, inaccurate, fraudulent or forged or otherwise invalid; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher; (v) for good faith errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of such Issuing Bank, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any such Issuing Bank's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Bank under any resulting liability to the Borrower.

          SECTION 4.     AGENTS' FEES; FACILITY FEE; UTILIZATION FEE;
                    COMMITMENTS.

          4.1 Facility Fee; Utilization Fee. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Bank an annual facility fee on the amount of such Bank's Commitment or, if greater, the average daily amount of such Bank's Letter of Credit Exposure, at the Applicable Facility Fee Rate, commencing on the Effective Date and payable in arrears on the Payment Date to occur in July, 2001 and thereafter payable quarterly in arrears on each subsequent Payment Date prior to the date on which all Obligations have been paid in full and the Commitments have expired or been terminated, and on such date. All computations of the facility fee shall be computed on the basis of number of days elapsed (including the first day but excluding the last day) over a year of 360 days.

(b)  Utilization Fee. In addition to the fees set forth in
Section 4.1(a), the Borrower agrees to pay to the Administrative Agent for the account of each Bank a utilization fee for each day during the periods (x) from and including the Effective Date to but excluding the next day thereafter on which the utilization fee is payable and (y) from and including each day on which the utilization fee is payable to but excluding the next day thereafter on which the utilization fee is payable, on the daily average aggregate outstanding principal amount of the Loans (other than Competitive Bid Loans) of such Bank during such period at a rate per annum.34 equal to (i) 0% if the Utilization Percentage for such period shall be less than or equal to 50% and
(ii) 0.10% if the Utilization Percentage for such period shall be greater than 50%. "Utilization Percentage" shall mean the percentage corresponding to the fraction, the numerator of which shall be the daily average aggregate outstanding principal amount of all Loans of all Banks plus the Letter of Credit Outstandings during any relevant period and the denominator of which shall be the daily average amount of the Commitments of all Banks during such period. Utilization fees shall be payable quarterly in arrears on each subsequent Payment Date prior to the date on which all Obligations have been paid in full and the Commitments have expired or been terminated, and on such date. All computations of the utilization fee shall be computed on the basis of the number of days elapsed (including the first but excluding the last day) over a year of 360 days.

          4.2 Agents' Fees. The Borrower shall pay to each of the Administrative Agent and the Syndication Agent for its own account such fees and other amounts as set forth in the Fee
Letters.

          4.3 Voluntary Reduction of Commitments. Upon at least two Business Days' prior written notice (or telephonic notice confirmed promptly in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to permanently reduce each Bank's Pro Rata Share of all or part of the Total Commitment; provided that any partial reduction pursuant to this Section 4.3 shall be in the amount of $100,000,000 or, if greater, an integral multiple of $5,000,000.
4.4 Pro Rata Reductions; No Reinstatement. Each reduction of the Total Commitment shall be applied pro rata according to the respective Commitments of the Banks. The Banks' Commitments, once reduced or terminated, may not be reinstated.
          SECTION 5.     PAYMENTS.

          5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans, Swing Line Loans and Eurodollar Loans in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office at least one Business Day's, in the case of Revolving Loans or Swing Line Loans, or at least three Business
Days', in the case of Eurodollar Loans, prior written notice (or telephonic notice confirmed promptly in writing, any such written notice confirmation being in the form of Exhibit D hereto) by 11:00 a.m. (New York City time) on such date of its intent to prepay such Loans, which notice shall be irrevocable, specifying the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid, which notice the Administrative Agent shall promptly transmit to each of the Banks, and which notice of prepayment having been given, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein;
(ii) each partial prepayment of any Swing Line Loan (or Revolving
Loan made pursuant to Section 2.5(c)) shall be in an aggregate principal amount of at least $50,000,000 or, if greater, shall be in an integral multiple of $5,000,000 and each partial prepayment of all other Loans shall be in an aggregate principal amount of $100,000,000 or, if greater, shall be in an integral multiple of $5,000,000; provided that if a partial prepayment of Eurodollar
Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $100,000,000, such outstanding Loans shall be deemed to have been converted to Base Rate Loans on the date of such prepayment; and (iii) each prepayment by the Borrower in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. A Competitive Bid Loan may not be prepaid under this Section 5.1 in whole or in part without the.35 prior written consent of the Bank which made such Loan. Subject to
Section 2.13, all prepayments shall be made without premium or penalty.

          Upon receipt of a notice of prepayment pursuant to this Section 5.1, the Administrative Agent shall promptly notify each Bank of the contents thereof and of each Bank's ratable share, if any, of such prepayment.

          5.2 Mandatory Prepayments. (a) If, at any time, after giving effect to any termination or reduction of the Total Commitment pursuant to the terms of this Agreement, the (i) sum of (x) the aggregate outstanding principal amount of all Loans plus (y) the aggregate Letter of Credit Outstandings shall exceed (ii) the Total Commitment, the Borrower shall immediately prepay the Loans in an aggregate amount equal to the lesser of (x) the outstanding principal amount of Loans and (y) such excess, and shall deposit in an account with the Administrative Agent the remaining portion of such excess after such prepayment as cash collateral for the obligations of the Borrower under Section 3. Amounts so deposited shall be applied in the manner set forth in Section 3. Promptly after the Final Maturity Date, or if later, the payment of all Obligations, the Administrative Agent shall return any amount remaining in such account to the Borrower without interest.

(b)  With respect to each prepayment of Loans required by this
Section 5.2, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that (i) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless (x) all Loans incurred by the Borrower which are Eurodollar Loans with Interest Periods ending on such date of required prepayment have been paid in full and (y) all Loans incurred by the Borrower which are Base Rate Loans have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such Eurodollar Loans to an amount less than $100,000,000, such Borrowing shall immediately be deemed converted into Base Rate Loans; and (iii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Notwithstanding anything to the contrary contained above, Competitive Bid Loans shall be prepaid pursuant to this Section 5.2(b) only if no other Loans are then outstanding. In the absence of a designation by the Borrower as described in the second sentence of this Section 5.2(b), the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

          5.3 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and any Notes shall be made without defense, set-off or counterclaim to the Administrative Agent for the ratable account of the Banks entitled thereto not later than Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.

(b) Except as otherwise specifically provided herein, any payments under this Agreement or any Notes to be made by the Borrower which are made later than Noon (New York City time) shall for all purposes hereof (including the following sentence) be deemed to have been made on the next succeeding Business Day.

(c) Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding
Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          5.4 Use of Proceeds. The Borrower shall use all of the proceeds of the Loans for general corporate purposes of the Borrower in furtherance of its business. Letters of Credit shall be used only for the purposes stated in the definition thereof.

          SECTION 6.     CONDITIONS PRECEDENT.

          6.1 Conditions Precedent to Effectiveness. The occurrence of the Effective Date pursuant to Section 12.9 is subject to the satisfaction of the following conditions precedent prior to, on or contemporaneously with the occurrence of the Effective Date:

(a) Agreement and Notes. This Agreement shall have been executed and delivered in accordance with Section 12.9 and the Administrative Agent shall have received, for the account of each Bank which has requested to receive Notes, if any, the Revolving Note, Swing Line Note (in the case of the Swing Line Lenders only) and Competitive Bid Note of such Bank, in each case duly completed, executed and delivered by an Authorized Officer of the Borrower.

(b) Termination of Existing Credit Agreement. There shall be no obligations of the Borrower or any of its Subsidiaries outstanding under the Refinanced Indebtedness, except for the continuing indemnities provided for therein, which shall have been terminated and the commitments of the lenders thereunder shall have been terminated and any notes issued in connection therewith shall be deemed cancelled.

(c) Officers' Certificates and Corporate Documents. The Agents shall have received (with a copy for each of the other Banks) (i) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (x) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, any Notes and the other documents to be delivered hereunder, (y) the resolutions of the Borrower's Board of Directors approving and authorizing the execution and delivery of this Agreement and the Notes, if any, and (z) that there have been no changes in the Borrower's Certificate of Incorporation (which shall have been furnished to the Administrative Agent and the Syndication Agent) since the date of the most recent certification thereof by the appropriate Secretary of State and (ii) a certificate of the chief executive officer or chief financial officer of the Borrower certifying that the statements referred to in clause (h) below are true as of the Effective Date, in each case in form and substance satisfactory to the Banks.

(d) Opinion of Borrower's Counsel. The Agents shall have received (with a copy for each of the other Banks) a favorable opinion of Gary P. Van Graafeiland, general counsel of the Borrower, substantially in the form of Exhibit E hereto.

(e) Opinion of Agents' Counsel. The Agents shall have received (with a copy for each of the other Banks) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Agents and the Banks, substantially in the form of Exhibit F hereto.

(f) Fees and Expenses. The Agents shall have received payment in full of all fees referred to in Section 4.2 which are payable on or prior to the Effective Date.

(g) Corporate Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Banks, and the Agents shall have received (with copies for each of the other Banks) all information and copies of all documents and papers, including records of corporate proceedings, the Certificate of Incorporation and By-Laws of the Borrower and governmental approvals, if any, which any Bank may have reasonably requested in connection therewith.

(h) Representations and Warranties True; No Default. On and as of the Effective Date (i) the representations and warranties contained in Section 7 shall be true and correct and (ii) no event shall have occurred and be continuing, and no condition shall exist, which constitutes an Event of Default or a Default.

          6.2 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Bank to make any Loan and each Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties True; No Default. On the date of such Loan or Letter of Credit issuance, both before and after giving effect thereto and to the application of the proceeds thereof, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Competitive Bid Borrowing, Notice of Swing Line Borrowing, or notice of Letter of Credit issuance, the acceptance by the Borrower of the proceeds of such Loan or the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on such date, both before and after giving effect thereto and to the application of the proceeds thereof, such statements are true): (i) the representations and warranties contained in Section 7 are true and correct on and as of the date of such Loan or Letter of Credit issuance, with the same effect as though made on and as of the date of such Loan or Letter of Credit issuance; and (ii) no event has occurred and is continuing or condition exists, or would result from such Loan or Letter of Credit issuance or the application of the proceeds thereof, which constitutes an Event of Default or a Default.

(b) Other. The Administrative Agent shall have received such other approvals, opinions or documents as it may reasonably request, all in form and substance satisfactory to the Administrative Agent.

          SECTION 7.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          In order to induce the Agents and the Banks to enter into this Agreement and to make available the credit facilities contemplated hereby, the Borrower makes the following representations, warranties and agreements, each of which shall survive the execution and delivery of this Agreement and any Notes, the making of the Loans and the issuance of Letters of Credit:

          7.1 Corporate Status. Each of the Borrower and its Domestic Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction (other than the jurisdiction of its organization) in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
Schedule 7.1 identifies all of the Borrower's Material
Subsidiaries, Domestic Subsidiaries and Principal Subsidiaries as of the Effective Date and the principal type of business of each such Subsidiary.

          7.2 Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Notes, if any, and has taken all necessary corporate action to authorize the execution, delivery and performance by the Borrower of such Agreement and the Notes, if any. The Borrower has duly executed and delivered this Agreement, and this Agreement and each Note, if any, constitutes, its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          7.3 No Violation. Neither the execution, delivery or performance by the Borrower of this Agreement and the Notes, if any, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby,
(i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower.
          7.4 Litigation. There are no actions, suits or proceedings, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened which, individually or in the aggregate, may reasonably be expected to result in a Material Adverse Effect.

          7.5 Financial Statements; Financial Condition; etc. The audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at December 31, 2000, and the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at March 31, 2001, heretofore delivered to the Banks were prepared in accordance with GAAP consistently applied and fairly present the consolidated financial condition and the results of operations of the entities covered thereby on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to interim financial statements, subject to normally recurring year-end adjustments.

          7.6 Material Adverse Change. Since December 31, 2000, there has not occurred and there does not exist any event, act, condition or liability which has had, or may reasonably be expected to have, a Material Adverse Effect.

          7.7 Use of Proceeds; Margin Regulations. All proceeds of each Loan, and each Letter of Credit, will be used by the Borrower only in accordance with the provisions of Section 5.4. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X.

          7.8 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance of this Agreement or the Notes, if any, or the consummation of any of the transactions contemplated thereby or (ii) the legality, validity, binding effect or enforceability of this Agreement or the Notes, if any.

          7.9 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes shown on such returns and assessments payable by it which have become due, other than (i) those not yet delinquent, (ii) or those that are in the aggregate adequately reserved against in accordance with GAAP which are being diligently contested in good faith by appropriate proceedings or
(iii) those with respect to which the failure to pay, in the aggregate, could not reasonably be expected to have a Material
Adverse Effect. There are and will be no tax-sharing or similar arrangements between the Borrower and any of its Subsidiaries.
7.10 ERISA. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable
Event has occurred with respect to any Plan. There are no Unfunded Benefit Liabilities under any Plan. The Borrower and each member of its ERISA Controlled Group have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan, if any, and is not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. The aggregate potential total withdrawal liability, and the aggregate potential annual withdrawal liability payments of the Borrower and the members of its ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of its ERISA Controlled
Group had completely withdrawn from all Multiemployer Plans is not greater than $10,000,000 and $1,000,000, respectively. To the best knowledge of the Borrower and each member of its ERISA
Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 of ERISA or Section
418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Borrower or any member of its ERISA Controlled
Group to be, incurred by the Borrower or any member of its ERISA Controlled Group. Neither the Borrower nor any member of its ERISA Controlled Group has any contingent liability with respect to any post-retirement benefit under any "welfare plan" (as defined in Section 3(1) of ERISA), except contingent liabilities which in the aggregate are not reasonably expected to have a Material Adverse Effect. No lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under
Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Borrower or any member of its ERISA Controlled Group to be imposed on the assets of the Borrower or any member of its ERISA Controlled Group.
7.11 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is (x) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or
(z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
7.12 True and Complete Disclosure.  All factual information
(taken as a whole) furnished by or on behalf of the Borrower and its Subsidiaries, taken as a whole, in writing to the Agents or any Bank on or prior to the Effective Date, for purposes of or in connection with this Agreement or any of the transactions contemplated hereby is, and all other such factual information
(taken as a whole) hereafter furnished by or on behalf of the Borrower and its Subsidiaries, taken as a whole, in writing to the Administrative Agent, the Syndication Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. As of the Effective Date, there are no facts, events, conditions or liabilities known to the Borrower which, individually or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect.
7.13 Environmental Matters. (a) (i) The Borrower, each of its Affiliates and, to the best of the Borrower's actual knowledge, each of its other Environmental Affiliates are in compliance with all applicable Environmental Laws except where noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (ii) the Borrower, each of its Affiliates, and, to the best of the Borrower's actual knowledge, each of its other Environmental Affiliates has all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted except where the failure to obtain any such Environmental Approval, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (iii) neither the Borrower, any of its Affiliates, nor, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, such Affiliate or such Environmental Affiliate is not in full compliance with all Environmental Laws and where such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, and
(iv) to the Borrower's best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future except where such noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.

(b) There is no Environmental Claim pending or threatened against the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, its other Environmental Affiliates, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, which Environmental Claims, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

(d)  Without in any way limiting the generality of the foregoing,
(i) there are no on-site or off-site locations in which the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates has stored, disposed or arranged for the disposal of Materials of Environmental Concern, (ii) there are no underground storage tanks located on property owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, and (iv) no polychlorinated biphenyls (PCB's) are used or stored at any property owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, in each case the consequences of which may reasonably be expected to have a Material Adverse Effect.

(e) For purposes of this Section 7.13, "actual" knowledge shall mean knowledge of the Borrower's chairman of the board, chief executive officer, chief financial officer, general counsel or any other person responsible for the administration of this Agreement, including without limitation, attorneys..

          7.14 Patents, Trademarks, etc. The Borrower and each of its Subsidiaries has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted. No product, process, method, substance, part or other material presently sold by or employed by the Borrower or any of its Subsidiaries in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person which in each case is valid without such Person's express authorization, except where such unauthorized infringement, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. There is not pending or overtly threatened any claim or litigation against or affecting the Borrower or any of its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material.

          7.15 Ownership of Property. The Borrower and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Borrower or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The personal and real property owned by the Borrower and its Subsidiaries is not subject to any Lien of any kind except Liens permitted hereby. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.

         7.16 No Default. The Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which may reasonably be expected to result in a Material
Adverse Effect. No Default or Event of Default exists.

         7.17 Licenses, etc. The Borrower and each of its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain and hold the same, individually or in the aggregate, may not reasonably be expected to have a Material
Adverse Effect.

         7.18 Compliance With Law. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees except where such non-compliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.

         7.19 Labor Matters. (i) Neither the Borrower nor any of its Subsidiaries is or has been in breach of any collective bargaining agreement, which breach has had or may reasonably be expected to have a Material Adverse Effect, and (ii) there are no Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries. None of such Persons has suffered or is suffering any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which has had or may reasonably be expected to have a Material Adverse Effect.

 SECTION 8.     AFFIRMATIVE COVENANTS.

          The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Obligations are paid in full:

          8.1 Information Covenants. The Borrower will furnish to each Bank with a copy to the Administrative Agent:

(a) Quarterly Financial Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Borrower (other than the final quarter), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.

(b) Annual Financial Statements. Within 120 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrower, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default, or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(c) Officer's Certificates. At the time of the delivery of the financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower which
(i) certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof, (ii) has attached thereto a reasonably detailed calculation demonstrating compliance with Section 9.8 and (iii) states whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.5 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate. Such certificate shall be substantially in the form of Exhibit G.

(d) Notice of Default. Promptly after the Borrower obtains knowledge of the occurrence of any Default or Event of Default, a certificate of the chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto.

(e) Litigation. Promptly after (i) the occurrence thereof, notice of the institution of or any development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Borrower, any of its Subsidiaries or any material property of any thereof which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration.

(f) ERISA. (i) As soon as possible and in any event within 10 days after the Borrower or any member of its ERISA Controlled Group knows, or has reason to know, that: (A) any Termination Event with respect to a Plan has occurred or will occur, or (B) any condition exists with respect to a Plan which presents a material risk of termination of the Plan or imposition of an excise tax or other liability on the Borrower or any member of its ERISA Controlled Group, or (C) the Borrower or any member of its ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or (D) the Borrower or any member of its ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA, unless it is not reasonably expected to have a Material Adverse Effect, or (E) the aggregate present value of the Unfunded Benefit Liabilities under all Plans has in any year increased by $1,000,000 or to an amount in excess of $10,000,000, or (F) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of its ERISA Controlled Group from a Multiemployer Plan, or (G) the Borrower or any member of its ERISA Controlled Group is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (H) a Multiemployer Plan is in "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or (I) the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of the Borrower and the members of its ERISA Controlled Group with respect to all Multiemployer Plans has in any year increased by $1,000,000 or to an amount in excess of $10,000,000, or (J) there is an action brought against the Borrower or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, a certificate of the president or chief financial officer of the Borrower setting forth the details of each of the events described in clauses (A) through (J) above as applicable and the action which the Borrower or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (J) above, as applicable.

(ii) As soon as possible and in any event within two Business Days after the receipt by the Borrower or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of its ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the president or chief financial officer of the Borrower setting forth the action which the Borrower or such member of its ERISA Controlled Group proposes to take with respect thereto.

(g) SEC Filings. Promptly upon the filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any governmental agencies substituted therefor or promptly upon the mailing thereof, copies of such documents, material, information and reports which the Borrower shall send to or generally make available to its stockholders.

(h) Environmental. Unless prohibited by any applicable law, rule, regulation, order, writ, injunction or decree of, or agreement with, any court or governmental instrumentality, or in the case of an Environmental Affiliate which is not otherwise an Affiliate of the Borrower, any contractual undertaking the primary purpose of which was other than to prohibit the disclosure of such information, promptly and in any event within five Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Borrower, specifying in detail the nature of such condition and the Borrower's, such Affiliate's or such Environmental Affiliate's proposed response thereto: (i) the receipt by the Borrower, any of its Affiliates, or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that such Person is not in compliance with applicable Environmental Laws and such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, (ii) the Borrower, any of its Affiliates, or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates shall obtain knowledge that there exists any Environmental Claim pending or threatened against such Person, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or
(iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against the Borrower, any of its Affiliates or any of its other Environmental Affiliates, which Environmental Claim, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. For purposes of this clause (h), "actual" knowledge shall have the meaning provided by Section 7.13(e).

(i) Change in Ratings. Promptly and in any event within three days after the Borrower receives notice from Standard & Poor's or Moody's of a change in the rating of its Long-Term Indebtedness, the Borrower shall notify the Administrative Agent of such rating change. For purposes of computing the Applicable Margin, such rating change shall be deemed to have taken effect on the date such change was publicly announced by the applicable rating agency.

(j) Other Information. From time to time with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent may reasonably request.

          8.2 Books, Records and Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of any Bank to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and to examine the books of record and account of the Borrower or any of its Subsidiaries, and discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice, at such reasonable times and to such reasonable extent as such Bank may desire.

          8.3 Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or through self-insurance programs consistent with past practices, which past practices have been disclosed in writing to the Agents prior to the Effective Date, insurance on itself and its properties in at least such amounts (in such types and with such deductibles) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business similarly situated.

          8.4 Taxes. (a) The Borrower shall pay or cause to be paid or discharged, and shall cause each of its Subsidiaries to pay or cause to be paid or discharged, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Borrower or such Subsidiaries, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Borrower and its Subsidiaries).

          8.5 Corporate Franchises. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals, except where the failure to so preserve any of the foregoing (other than existence) may not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          8.6 Compliance with Law. The Borrower shall and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, ERISA and all Environmental Laws, other than those the non-compliance with which, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
8.7 Maintenance of Properties. The Borrower shall cause each of its Subsidiaries to, ensure that its material properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted.

SECTION 9.     NEGATIVE COVENANTS.

          The Borrower covenants and agrees that on and after the Effective Date until the Total Commitment has terminated, and the Obligations are paid in full:

          9.1 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its or their property
(whether real or personal, including, without limitation, accounts receivable and inventory) or any interest it or they may have therein, whether owned at the date hereof or hereafter acquired (unless, in the case of any Lien of or upon the property of any of its Subsidiaries, all obligations and indebtedness thereby secured are held by the Borrower or any of its Subsidiaries); provided that the provisions of this Section 9.1 shall not prevent or restrict the existence or creation of:

(A) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith; and materialmen's, mechanic's, carrier's, workmen's, repairmen's, landlord's or other like liens, or deposits to obtain the release of such liens;

(B) pledges or deposits to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, or bids of contracts and pledges or deposits made in the ordinary course of business for similar purposes;

(C) licenses, easements, rights of way and other similar encumbrances, or zoning or other restrictions as to the use of real properties, the existence of which does not in the aggregate interfere with the operation of the business of the Borrower or any Subsidiary thereof;

(D) Liens of or upon any property or assets owned by any Subsidiary of the Borrower existing on the date on which such Subsidiary first became a Subsidiary, if such date is subsequent to the date hereof;

(E) Liens of or upon (i) any property or assets acquired by the Borrower or any of its Subsidiaries (whether by purchase, merger or otherwise) after the date hereof (and not theretofore owned by the Borrower or any of its Subsidiaries), or (ii) improvements made on any property or assets now owned or hereafter acquired, securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed) or the making of such improvements, if (x) such Lien shall be limited to the property or assets so acquired or the improvements so made, (y) the amount of the obligations or indebtedness secured by such Liens shall not be increased after the date of the acquisition of such property or assets or the making of such improvements, except to the extent improvements are made to such property or assets after the date of the acquisition or the making of the initial improvements, and (z) in each instance where the obligation or indebtedness secured by such Lien constitutes an obligation or indebtedness of, or is assumed by, the Borrower or any of its Subsidiaries, the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (which may be determined in good faith by the Board of Directors of the Borrower), whichever is lower, of the property or assets or improvements at the time of the acquisition or making thereof;

(F)  Liens arising under Capitalized Leases;

(G) mortgages securing indebtedness of a Subsidiary of the Borrower owing to the Borrower or to another Subsidiary of the Borrower;

(H) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Borrower or any of its Subsidiaries;

(I) Liens on or other conveyances of property owned by the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

(J) renewals, extensions or replacements of the Liens referred to in clauses (D) through (I) for amounts which shall not exceed the principal amount of the obligations or indebtedness so renewed or replaced at the time of the renewal or replacement thereof and applying only to the same property or assets theretofore subject to such Liens; and

(K) Liens (including Liens to secure judgments pending appeal) not otherwise permitted by this Section 9.1 securing obligations of the Borrower or any Subsidiary thereof in an aggregate principal amount outstanding at any one time not to exceed an amount equal to 10% of Consolidated Net Tangible Assets at such time.
          9.2 Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(A)  Indebtedness existing on the Effective Date and set forth in
Schedule 9.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(B)  Indebtedness to the Borrower or any other Subsidiary;

(C) Indebtedness of any Person that becomes a Subsidiary (or is merged into a Sudsidiary) after the date hereof and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(D) Indebtedness incurred by any Subsidiary organized, or substantially all of the business of which is conducted, in the People's Republic of China;

(E) Indebtedness incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, in connection with its payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements entered into in the ordinary course of business to protect the Borrower and its Subsidiaries against fluctuations in interest or exchange rates;

(F) Indebtedness of Kodak Diamic Ltd., a Japanese corporation and joint venture with the Mitsubishi Corporation doing business principally in Japan; and

(G) other Indebtedness in an aggregate principal amount not exceeding $500,000,000 at any time outstanding.

          9.3 Restriction on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of the business or property of the Borrower or, in the case of a Subsidiary of the Borrower the business or property of the Borrower and its Subsidiaries taken as a whole, whether now or hereafter acquired; provided that any such merger or consolidation shall be permitted if (i) the Borrower shall be the continuing corporation (in the case of a merger or consolidation), or the successor, if other than the Borrower shall be a corporation organized and existing under the laws of the United States of America or any State thereof and such corporation shall expressly assume to the satisfaction of the Required Banks the due and punctual performance and observance of all of the covenants and obligations contained in this Agreement and any Notes to be performed by the Borrower and (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; provided further that any wholly-owned Subsidiary of the Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Borrower or any other wholly-owned Subsidiary of the Borrower.

           9.4 Sales and Leasebacks. The Borrower shall not, nor shall it permit any Principal Subsidiary to, enter into any arrangement with any Person that provides for the leasing to the Borrower or any Principal Subsidiary of any Principal Property (except for leases for a term of not more than three years and leases between the Borrower and a Principal Subsidiary or between Principal
Subsidiaries), which Principal Property has been or is to be sold or transferred by the Borrower or such Principal Subsidiary to such Person, unless the Borrower or such Principal Subsidiary would be entitled, pursuant to Section 9.1 and 9.2, to create, incur, assume or suffer to exist any Lien upon such property securing Indebtedness at least equal in amount to the Attributable Debt in respect of such arrangement; provided that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under Section 9.1 and 9.2 to be Indebtedness secured by a Lien.

            9.5 Plans. The Borrower shall not, nor shall it permit any member of its ERISA Controlled Group to, take any action which would increase the aggregate present value of the Unfunded
Benefit Liabilities under all Plans to an amount in excess of $10,000,000 (except to the extent that such increase is caused by a change in a Plan's benefit formula and is reduced through funding or otherwise within the time period during which the Borrower could receive a federal income tax deduction with respect to the tax year in which such formula change was made).

            9.6 Restrictions on Subsidiary Distributions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary's capital stock (or other ownership interest) owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 9.2(c) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements and similar agreements entered into in the ordinary course of business, or (iii) on any Person that becomes a Subsidiary after the date hereof provided that such restrictions exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary.

            9.7 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular
Indebtedness or to be sold pursuant to an executed agreement with respect to an asset sale permitted hereunder, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) restrictions on any Person that becomes a Subsidiary after the date hereof provided that such restrictions exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary, neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
9.8 Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 3.0:1.0.

  SECTION 10.    EVENTS OF DEFAULT.

          10.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

(a) Failure to Make Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or its obligations under Section 3.3 or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on the Loans or (iii) default, and such default shall continue unremedied for ten or more days after notice of such default, in the payment when due of any fees or any other amounts owing hereunder.

(b) Breach of Representation or Warranty. Any representation or warranty made by the Borrower herein or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

(c) Breach of Covenants. The Borrower shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a) or (b) above) and, if capable of being remedied, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent; provided that there shall be deducted from such number of days any grace period utilized by the Borrower in notifying the Banks of such Default pursuant to Section 8.1(d).

(d) Default Under Other Agreements. The Borrower or any of its Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness in the principal amount of $50,000,000 or more; or the Borrower or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to.50 any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness is $50,000,000 or more.

(e) Bankruptcy, etc. (i) The Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary or there is commenced against the Borrower or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or (vi) the Borrower or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or
(vii) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or (viii) the Borrower or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) the Borrower or any Material Subsidiary shall call a meeting of its creditors (other than a meeting solely with the Banks) with a view to arranging a composition or adjustment of its debts; or (x) the Borrower or any Material Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or
(xi) any corporate action is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing.

(f) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived in excess of $50,000,000, or (iii) the Borrower or a member of its ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or
Section 406 of ERISA which could result in the imposition of liability in excess of $50,000,000 on the Borrower or any member of its ERISA Controlled Group, or (iv) the Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (vi) the Borrower or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (vii) a proceeding shall be instituted against the Borrower or any member of its ERISA Controlled Group to enforce
Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which could subject the Borrower or any member of its ERISA Controlled Group to any tax, penalty or other liability in excess of $50,000,000.

(g) Judgments. One or more judgments or decrees in an aggregate amount of $50,000,000 or more shall be entered by a court against the Borrower or any of its Subsidiaries and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded.51 or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees.

(h) Environmental Matters. (i) Any Environmental Claim shall have been asserted against the Borrower or any Environmental Affiliate thereof which may reasonably be expected to have a Material Adverse Effect, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, and such event could form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate thereof which, if determined adversely, may reasonably be expected to have a Material Adverse Effect, or (iii) the Borrower or any Environmental Affiliate thereof shall have failed to obtain any Environmental Approval necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition may reasonably be expected to have a Material Adverse Effect.

(i)  Change in Control. At any time on or after the Effective
Date a Change in Control shall have occurred.

          10.2 Rights and Remedies. Upon the occurrence of any Event of Default, the Administrative Agent may with the consent of, and shall upon the written request of, the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against the Borrower, (provided, that, if an Event of Default specified in Section 10.1(e) shall occur with respect to the Borrower or any Material Subsidiary, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total
Commitment terminated, whereupon the Commitment and Swing Line
Commitment of each Bank shall forthwith terminate immediately;
and (ii) declare the principal of and any accrued interest in respect of all Loans plus an amount equal to the maximum amount which would be available at any time to be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit), to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice or requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby waived by the Borrower. So long as any Letter of Credit shall remain outstanding, any amounts described in clause (ii) above with respect to Letters of Credit, when received by the Administrative Agent shall be deposited in an account with the Administrative Agent as cash collateral for the obligations of the Borrower under Section 3. Amounts so deposited shall be applied in the manner set forth in Section 3. Promptly after the later of the Final Maturity Date or the payment of all Obligations, the Administrative Agent will return any amount remaining in such account to the Borrower, without interest.

          SECTION 11.    THE ADMINISTRATIVE AGENT AND SYNDICATION AGENT.

          11.1 Appointment. Each Bank hereby designates and appoints Citibank as the Administrative Agent and JPMorgan as the Syndication Agent of such Bank under this Agreement, and each such Bank authorizes each such Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Syndication Agent, in its capacity as such, shall have no duties, obligations or liabilities of any kind under this Agreement. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative
Agent shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section
11 are solely for the benefit of the Agents and the Banks and neither the Borrower nor any other Person shall have any rights as a third party beneficiary or otherwise under any of the provisions hereof. In performing its functions and duties hereunder, the Agents shall act solely as the agents of the Banks and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of their respective successors and assigns.

       11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The
Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

       11.3 Exculpatory Provisions. No Agent shall be (i) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 11.2 under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or for any failure to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. This
Section is intended solely to govern the relationship between the Agents, on the one hand, and the Banks, on the other.

       11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The
Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of any Notes.

       11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable and in the best interests of the Banks.

       11.6 Non-Reliance on the Agents and Other Banks. Each Bank expressly acknowledges that neither of the Agents, nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by either of the Agents or any of the foregoing hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by either of the Agents or any of the foregoing. Each Bank represents and warrants to the Agents that it has, independently and without reliance upon the Agents, any of the foregoing or any other Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to make its Loans (and issue Letters of Credit, if applicable) hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required under this Agreement to be furnished to the Banks by either of the Agents, neither of the Agents nor any of their affiliates shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of either of the Agents or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         11.7 Indemnification. The Banks agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereby or the execution, delivery or performance of this Agreement (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

          11.8 Agents in their Individual Capacity. The Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agents were not the Administrative Agent or Syndication Agent hereunder, including, without limitation, acting as financial advisors to the Borrower. With respect to Loans made or renewed by it, Letters of Credit issued by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include the Agents in their individual capacities.

          11.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Borrower and the Banks. If the Administrative Agent shall resign as the Administrative Agent under this Agreement, then the Required Banks during such 30-day period shall appoint from among the Banks a successor administrative agent, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent so resigning and the term "Administrative Agent" shall mean such successor administrative agent, effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative
Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section
11 and Section 12.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative
Agent under this Agreement.

          11.10 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until the Administrative Agent shall have received an executed Transfer Supplement in respect thereof. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note(s) issued in exchange therefor.

          SECTION 12.    MISCELLANEOUS.

          12.1 Payment of Expenses; Indemnification.  The Borrower shall:

(a) (i) whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents, Chase and the Co-Lead Arrangers in connection with the administration (both before and after the execution hereof and including, without limitation, the advice of counsel as to the rights and duties of the Administrative Agent and the Banks with respect thereto) of and in connection with the syndication, negotiation, preparation, execution and delivery of this Agreement, the documents and instruments referred to herein and any amendment, waiver or consent related thereto (including, without limitation, the reasonable and actual fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents and the Banks and reasonable allocated costs of internal counsel of the Agents) and (ii) pay all reasonable out-of-pocket costs and expenses of the Agents and each Bank incurred in connection with the preservation of rights under, and enforcement of, and, after a Default, the refinancing, renegotiation or restructuring of this Agreement, the Notes, if any, and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable and actual fees and disbursements of counsel and reasonable allocated costs of internal counsel for the Agents and, in the case of enforcement, for each of the Banks); provided that each Agent and Bank agrees to use its best efforts to avoid duplication of legal expenses when simultaneously using (and intending to seek reimbursement for) internal counsel and outside counsel and that.55 each Agent and Bank agrees to notify the Borrower in the event it intends to simultaneously use and seek reimbursement for both internal counsel and outside counsel;

(b) pay and hold each of the Banks harmless from and against any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder (without duplication of Section 2.14) or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the Notes and save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower or any of its Subsidiaries to pay any such taxes, charges or levies; and

(c) indemnify each Agent, and each Bank, its officers, directors, employees, representatives, affiliates and agents (each, an "Indemnitee") from and hold each of them harmless against any and all costs, losses, liabilities, claims, damages, obligations, judgments, suits, actions, disbursements or expenses of any nature whatsoever (including, without limitation, the reasonable and actual fees and disbursements of counsel (including reasonable allocated costs of internal counsel) for such Indemnitee in connection with any investigation, litigation or other proceeding commenced or threatened, whether or not such Indemnitee is a party thereto; provided that each Agent and Bank agrees to use its best efforts to avoid duplication of legal expenses when simultaneously using (and intending to seek reimbursement for) internal counsel and outside counsel and that each Agent and Bank agrees to notify the Borrower in the event it intends to simultaneously use and seek reimbursement for both internal counsel and outside counsel) that may at any time (including, without limitation, following the payment of the Obligations) be imposed on, asserted against or incurred by such Indemnitee as a result of or arising out of or in any way related to or by reason of any actual or proposed use by the Borrower or any Subsidiary of the Borrower of the proceeds of any Loan or Letter of Credit, this Agreement or any of the Notes, or any transaction contemplated hereby or thereby, any violation by the Borrower or its Environmental Affiliates of any applicable Environmental Law, any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of its Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, the breach of any representation or warranty set forth in Section 7 or the exercise by the Agents and the Banks of their rights and remedies (including, without limitation, foreclosure) (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). If and to the extent the foregoing obligations in this Section 12.1 are unenforceable for any reason or are insufficient to hold any Indemnitee harmless as so provided, the Borrower agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrower's obligations under this Section
12.1 shall survive any termination of this Agreement.

          12.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits
(general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank
(including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligation to such Bank under this Agreement or any Notes, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 12.4, and all other claims of any nature or description arising out of or connected with this Agreement or any Notes, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          12.3 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including when made by telecopier) and mailed, telecopied or delivered, if to any party, at its address specified opposite its signature below or at such other address as shall be designated by such party in a written notice to the other parties hereto; provided that all notices to be given by the Borrower hereunder shall be given by an Authorized Officer of the Borrower. All such notices and communications shall, when mailed, telecopied, or sent by reputable overnight courier, be effective (i) when received or (ii) three Business Days (or five
Business Days, in case of notices and other communications provided to or by any foreign Bank which does not have any branch or other office located in the United States) after being deposited, postage prepaid, in the mails, the Business Day (or the second Business Day, in case of notices and other communications provided to or by any foreign Bank which does not have any branch or other office located in the United States) following delivery, freight prepaid, to an overnight courier or the same Business Day of transmission by telecopier, whichever of
(i) or (ii) shall be earlier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent; and provided further that all notices and communications permitted to be made by telephone hereunder shall be effective as of the time received.
          Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower prior to receipt of written confirmation. In each such case, the Borrower waives the right to dispute the Administrative
Agent's record of the terms of such telephonic notice.

          12.4 Benefit of Agreement. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Bank.

(b) Participations. Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment or Swing Line Commitment of such Bank and or any other interest of such Bank hereunder (in respect of any such Bank, its "Credit Exposure"). Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank's rights and obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement (except as expressly provided below), and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The Borrower agrees that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note; provided that such right of setoff shall be subject to the obligations of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 2.15. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 2.14; provided further that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Bank would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement or any Note, except where the result of any of the foregoing would be to extend the final maturity of any Obligation or reduce the rate or extend the time of payment of interest thereon or reduce the principal amount thereof including, without limitation, reducing the amount of fees payable to any Bank under this Agreement or the rate at which such fees are calculated.

(c) Assignments. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time, assign to any Bank (with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) or any affiliate of such assigning Bank (each an "Assignee") all or any part of its Credit Exposure other than its rights and obligation as an Issuing Bank or a Swing Line Lender; provided that such assignment shall be in a principal amount of at least $10,000,000. The Borrower, the Administrative Agent and the Banks agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits under this Agreement and any Notes and the same rights of setoff and obligation to share pursuant to Section 2.15 as it would have had if it were a Bank hereunder; provided that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Bank in connection with the interests so assigned to the Assignee unless and until such Assignee becomes a direct signatory to this Agreement.

(d) Assignments to Purchasing Banks. Any Bank may at any time and from time to time, with the prior written consent of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld or delayed, assign to one or more financial institutions or other entities ("Purchasing Banks") all or any part of its Credit Exposure pursuant to a supplement to this Agreement substantially in the form of Exhibit H attached hereto with such changes as the Administrative Agent shall approve (a "Transfer Supplement"), executed by such Purchasing Bank, such transferor Bank and the Administrative Agent; provided that no Bank may assign its rights and obligations as a Swing Line Lender; and provided further that the prior consent of the Issuing Banks and the Swing Line Lenders, which shall not be unreasonably withheld, shall be required for assignments to any Purchasing Bank unless such Purchasing Bank's long term indebtedness is rated at or higher than BBB+ by Standard & Poor's or Baa1 by Moody's or if such rating is unavailable, such Purchasing Bank's long term certificate of deposit rating is at or higher than BBB+ by Standard & Poor's or Baa1 by Moody's. Any such partial assignment shall be an assignment of an identical percentage of the transferor Bank's Loans and Commitment, Swing Line Exposure and Letter of Credit Exposure under each of the facilities and shall be in a principal amount of at least $10,000,000. If the effect of any assignment would be to reduce a Swing Line Lender's remaining aggregate Commitment below its Swing Line Commitment, such Swing Line Lender shall first obtain the consent of the Borrower and the Administrative Agent. Upon
(i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower and the Administrative Agent, (iii) payment (x) by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (y) by either such Purchasing Bank or such transferor Bank to the Administrative Agent of an assignment fee of $3,000, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required; provided, however, that the transferor Bank shall retain such rights to expense reimbursement and indemnification hereunder to which it was entitled at the time of the transfer with respect to matters arising out of the prior involvement of such transferor Bank as a Bank hereunder. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank (and such amendment shall not require the consent of any Purchasing Bank). Promptly after the consummation of any transfer to a Purchasing Bank pursuant hereto, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if such transferor Bank then holds a Note, a replacement Note is issued to such transferor Bank and, if requested by the Purchasing Bank, a new Note is issued to such Purchasing Bank, in each case in principal amounts reflecting such transfer. No Issuing Bank shall at any time assign or transfer to any Purchasing Bank its Issuing Bank Commitment or rights and obligations as an Issuing Bank without (i) the prior written consent of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) providing to the Administrative Agent such documents and instruments executed by such Issuing Bank or assignee or transferee as the Administrative Agent may reasonably request for purposes of effecting such assignment or transfer and the admission of such assignee or transferee as an Issuing Bank.

(e) The Administrative Agent may, notwithstanding any other provision of this Agreement, revise Schedules 1, 2 and 3 hereto as appropriate to reflect assignments and transfers, and any addition of an Assignee, Purchasing Bank or other permitted assignee or transferee as a party hereto, which are permitted under this Section 12.4.

(f) Certain Exceptions. (i) Notwithstanding any other provision set forth in this Agreement to the contrary, any Bank may at any time and from time to time pledge as collateral for advances, assign or endorse for discount, or otherwise transfer all or any portion of its rights under this Agreement and its Note, if any, to any Federal Reserve Bank pursuant to the Federal Reserve Act and related regulations of the Board of Governors of the Federal Reserve System (as such act or regulations are then or thereafter in effect or any successor act or regulations), as well as any applicable operating circular or other requirements of such Board of Governors or Federal Reserve Bank (as then or thereafter in effect). Any Federal Reserve Bank may at any time and from time to time subsequently transfer all or any portion of the rights acquired by such Bank pursuant to this subsection to any Person. No such pledge, assignment, endorsement or other transfer shall or have the effect of releasing the Administrative Agent, any Bank or the Borrower from its respective obligations or conferring any obligations on the pledgee, assignee, endorsee or transferee, as the case may be, under this Agreement or any Note. The requirements of subsections (b), (c) and (d) shall be deemed inapplicable to pledges, assignments, endorsements or other transfers permitted by this subsection.

(ii) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or fund any other obligation required to be funded by it hereunder, the Granting Bank shall be obligated to make such Loan or fund such obligation pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall satisfy the obligation of the Granting Bank to make Loans to the same extent, and as if, such Loan were made by the Granting Banks. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Bank would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings, under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.4 any SPC may (A) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. Notwithstanding any other provisions of this Agreement, the Borrower agrees that it will not use the proceeds of any Loan made by a Bank which is funded through an SPC to be used to purchase or carry Margin Stock if such Bank (i) notifies the Borrower that its Loan will be funded through an SPC and (ii) requests the Borrower prior to the Effective Date not to use the proceeds of its Loan for such purpose.

(g) Disclosure of Information. The Borrower authorizes each Bank to disclose to any Participant, Assignee or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation of the Borrower prior to entering into this Agreement.

          12.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank or any holder of a
Note in exercising any right, power or privilege hereunder or under any Note and no course of dealing between the Borrower and the Administrative Agent, or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Banks or the holder of any Note to any other or further action in any circumstances without notice or demand.

          12.6 Payments Pro Rata. The Administrative Agent agrees that upon receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall promptly thereafter (on the same day if such payment was received by the Administrative Agent prior to Noon (New York time) or on the next Business Day if received thereafter) distribute funds in the form received relating to such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          12.7 Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES
HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH
AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL
ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER
CREDIT DOCUMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN
THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF
AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION
AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY CONSENTS, FOR
ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE
AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS
RIGHTS OR THE RIGHTS OF THE AGENTS AND THE BANKS WITH RESPECT TO
THIS AGREEMENT, ANY NOTE OR ANY DOCUMENT RELATED THERETO. THE
BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF
ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING
BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL,
POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH
OPPOSITE ITS SIGNATURE BELOW. THE BORROWER HEREBY IRREVOCABLY
WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION,
INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF
VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT
MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR
PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS
AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT RELATED
THERETO AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO
PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR
PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN
INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF
EITHER OF THE AGENTS, ANY BANK OR ANY HOLDER OF A NOTE TO SERVE
PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL
PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY
OTHER JURISDICTION.

         12.8 Counterparts. This Agreement may be executed in any number of counter-parts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         12.9 Effectiveness. Subject to Section 6, this Agreement shall become effective on the date (the "Effective Date") on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

         12.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         12.11 Marshalling; Recapture. Neither the Administrative Agent nor any Bank shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

         12.12     Amendment or Waiver.  Except as expressly provided in
Section 12.4(d) and (e), no amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (i) amend or waive any of the conditions specified in Section 6, (ii) increase the Commitments of the Banks or subject the Banks to any additional monetary obligations
(including, without limitation, extending the periods of the Commitments during which the Banks are obligated to make or participate in Loans and participate in or issue Letters of Credit), (iii) reduce the principal of, or interest on, the Loans, any Notes or fees, (iv) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or participations in Letters of Credit or other fees or amounts hereunder (including, without limitation, any date on which mandatory prepayments are due), (v) change the percentage of the Commitments or the aggregate unpaid principal amount of the Loans, or the number or identity of the Banks, which shall be required for the Banks or any of them to take any action under this Agreement, or (vi) amend or waive Section 2.15, this Section
12.12 or the definitions of any terms used in such Sections; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. Notwithstanding the foregoing provisions of this Section 12.12, the provisions of this Agreement relating solely to fees payable to the Administrative
Agent for its own account and not for the account of the Banks may be amended (but not to increase the amount of such fees so payable) or waived or departure therefrom may be consented to by the Administrative Agent in writing without any consent being required, written or otherwise, from any Bank. The Borrower agrees to give notice of any amendment or waiver approved by the Borrower and the Required Banks to the Administrative Agent.

          12.13 Survival. All indemnities set forth in this Agreement shall survive the execution and delivery of this Agreement and any Notes and the making and repayment of the Obligations hereunder.

          12.14 Independent Nature of Banks' Rights and Obligations. Except as expressly provided herein, the amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose. No Bank shall be responsible for any default by any other Bank in its obligations hereunder and each Bank shall be obligated to make Loans or purchase participations in Letters of Credit and perform its obligations under Section 3.4, or in the case of an Issuing Bank, issue
Letters of Credit, in each case as required by the provisions of this Agreement, regardless of the failure of any other Bank or Issuing Bank to fulfill its commitments or obligations hereunder.

          12.15 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

          12.16 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE AGENTS AND THE BANKS
HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY
ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN
CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR ANY MATTER ARISING
HEREUNDER OR THEREUNDER.
          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

343 State Street                 EASTMAN KODAK COMPANY
Rochester, New York 14560
Attn: Treasurer
Telephone: (716) 724-4000
Telecopier: (716) 724-5174
Telex:  978481
Answerback: EKHQTR
                                 By:
                                   Name:
                                   Title:


with a copy to:
 General Counsel
 343 State Street
 Rochester, New York 14560
 Telephone: (716) 724-4000
 Telecopier: (716) 724-9549

                        TABLE OF CONTENTS

SECTION 1.                                           DEFINITIONS.     1

SECTION 2.                            AMOUNT AND TERMS OF CREDIT.     16
     2.1  Revolving Loan Commitments                           16
     2.2  Notice of Revolving Loan Borrowing                   17
     2.3  Competitive Bid Loans                                17
     2.4  Swing Line Loans                                     19
     2.5  Notice of Swing Line Borrowing; Conversions of and
          Participations in Swing Line Loans                   20
     2.6  Disbursement of Funds                                21
     2.7  Repayment of Loans; Evidence of Debt                 22
     2.8  Interest                                             24
     2.9  Interest Periods                                     25
     2.10 Conversions or Continuations                         25
     2.11 Interest Rate Unascertainable, Increased Cost,
          Illegality, etc                                      26
     2.12 Capital Adequacy                                     27
     2.13 Funding Losses                                       28
     2.14 Taxes                                                29
     2.15 Sharing of Payments, etc                             30
     2.16 Change of Lending Office                             30

SECTION 3.                          LETTER OF CREDIT SUBFACILITY.     30
     3.1  Letters of Credit                                    30
     3.2  Notice of Issuance; Agreement to Issue               31
     3.3  Payment of Amounts Drawn Under Letters of Credit     32
     3.4  Payment by Banks                                     33
     3.5  Compensation                                         33
     3.6  Additional Payments; Illegality                      34
     3.7  Obligations Absolute                                 35
     3.8  Indemnification; Nature of Issuing Banks' Duties     36

SECTION 4.AGENTS' FEES; FACILITY FEE; UTILIZATION FEE; COMMITMENTS.   37
     4.1  Facility Fee; Utilization Fee                        37
     4.2  Agents' Fees                                         37
     4.3  Voluntary Reduction of Commitments                   37
     4.4  Pro Rata Reductions; No Reinstatement                38

SECTION 5.                                              PAYMENTS.     38
     5.1  Voluntary Prepayments                                38
     5.2  Mandatory Prepayments                                38
     5.3  Method and Place of Payment                          39
     5.4  Use of Proceeds                                      39

SECTION 6.                                  CONDITIONS PRECEDENT.     39
     6.1  Conditions Precedent to Effectiveness                39
     6.2  Conditions Precedent to Each Loan and Letter of
          Credit                                               41

SECTION 7.            REPRESENTATIONS, WARRANTIES AND AGREEMENTS.     41
     7.1  Corporate Status                                     41
     7.2  Corporate Power and Authority                        41
     7.3  No Violation                                         42
     7.4  Litigation                                           42
     7.5  Financial Statements; Financial Condition; etc       42
     7.6  Material Adverse Change                              42
     7.7  Use of Proceeds; Margin Regulations                  42
     7.8  Governmental Approvals                               42
     7.9  Tax Returns and Payments                             43
     7.10 ERISA                                                43
     7.11 Investment Company Act; Public Utility Holding
          Company Act                                          43
     7.12 True and Complete Disclosure                         44
     7.13 Environmental Matters                                44
     7.14 Patents, Trademarks, etc                             45
     7.15 Ownership of Property                                45
     7.16 No Default                                           45
     7.17 Licenses, etc                                        45
     7.18 Compliance With Law                                  46
     7.19 Labor Matters                                        46

SECTION 8.                                 AFFIRMATIVE COVENANTS.     46
     8.1  Information Covenants                                46
     8.2  Books, Records and Inspections                       49
     8.3  Maintenance of Insurance                             49
     8.4  Taxes                                                49
     8.5  Corporate Franchises                                 50
     8.6  Compliance with Law                                  50
     8.7  Maintenance of Properties                            50

SECTION 9.                                    NEGATIVE COVENANTS.     50
     9.1  Liens                                                50
     9.2  Subsidiary Indebtedness                              52
     9.3  Restriction on Fundamental Changes                   52
     9.4  Sales and Leasebacks                                 53
     9.5  Plans                                                53
     9.6  Restrictions on Subsidiary Distributions             53
     9.7  No Further Negative Pledges                          54
     9.8  Consolidated Interest Coverage Ratio                 54

SECTION 10.                                    EVENTS OF DEFAULT.     54
     10.1 Events of Default                                    54
     10.2 Rights and Remedies                                  56

SECTION 11.       THE ADMINISTRATIVE AGENT AND SYNDICATION AGENT.     57
     11.1 Appointment                                          57
     11.2 Delegation of Duties                                 57
     11.3 Exculpatory Provisions                               57
     11.4 Reliance by Administrative Agent                     58
     11.5 Notice of Default                                    58
     11.6 Non-Reliance on the Agents and Other Banks           58
     11.7 Indemnification                                      59
     11.8 Agents in their Individual Capacity                  59
     11.9 Successor Administrative Agent                       59
     11.10                                                Holders     60

SECTION 12.                                        MISCELLANEOUS.     60
     12.1 Payment of Expenses; Indemnification                 60
     12.2 Right of Setoff                                      61
     12.3 Notices                                              61
     12.4 Benefit of Agreement                                 62
     12.5 No Waiver; Remedies Cumulative                       65
     12.6 Payments Pro Rata                                    66
     12.7 Governing Law; Submission to Jurisdiction            66
     12.8 Counterparts                                         66
     12.9 Effectiveness                                        67
     12.10                                   Headings Descriptive     67
     12.11                                 Marshalling; Recapture     67
     12.12                                    Amendment or Waiver     67
     12.13                                               Survival     68
     12.14    Independent Nature of Banks' Rights and Obligations     68
     12.15                              Independence of Covenants     68
     12.16                                Waiver of Trial by Jury     68



Schedule 1     Banks and Commitments
Schedule 2     Swing Line Lenders and Swing Line Commitments
Schedule 3     Issuing Banks and Issuing Bank Commitments
Schedule 7.1   Subsidiaries
Schedule 9.2   Existing Indebtedness

Exhibit A-1    Notice of Borrowing
Exhibit A-2    Notice of Competitive Bid Borrowing
Exhibit A-3    Notice of Swing Line Borrowing
Exhibit B-1    Form of Revolving Notes
Exhibit B-2    Form of Competitive Bid Notes
Exhibit B-3    Form of Swing Line Notes
Exhibit C Form of Notice of Issuance
Exhibit D Form of Notice of Prepayment
Exhibit E Form of Opinion of Gary P. Van Graafeiland, general counsel of the Borrower
Exhibit F Form of Opinion of Skadden, Arps, Slate, Meagher &
          Flom LLP, special counsel to the Agents and the Banks
Exhibit G Form of Compliance Certificate
Exhibit H Transfer Supplement